EXHIBIT 10(pp)
                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                                  dated as of

                               December 21, 1994

                                     among

                         American Exploration Company,

                            The Banks Listed Herein

                                      and

               Morgan Guaranty Trust Company of New York,
                                    as Agent

                                      and

                               Bank of Montreal,
                                  as Co-Agent

                               TABLE OF CONTENTS*
                                                                    PAGE
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                                   ARTICLE I
                                  DEFINITIONS

SECTION   1.01    Definitions....................................     1
          1.02    Accounting Terms and Determinations............    18

                                   ARTICLE II
                                  THE CREDITS

SECTION   2.01    Commitments to Lend............................    19
          2.02    Method of Borrowing............................    19
          2.03    Notes..........................................    20
          2.04    Maturity of Loans; Mandatory
                    Prepayments..................................    21
          2.05    Interest Rates.................................    21
          2.06    Fees...........................................    24
          2.07    Optional Termination or
                    Reduction of Commitments.....................    25
          2.08    Method of Electing Interest Rates..............    25
          2.09    Optional Prepayments...........................    26
          2.10    Contingent Prepayments.........................    27
          2.11    General Provisions as to Payments..............    27
          2.12    Funding Losses.................................    28
          2.13    Computation of Interest and Fees...............    28
          2.14    Borrowing Base.................................    29
          2.15    Letters of Credit..............................    30

                                  ARTICLE III
                                   CONDITIONS

SECTION   3.01    Effectiveness..................................    34
          3.02    Transitional Provisions........................    36
          3.03    Existing Liens.................................    36
          3.04    Credit Events..................................    36
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   *The Table of Contents is not a part of this Agreement.

                                       -i-
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                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

SECTION   4.01    Corporate Existence and Power..................    37
          4.02    Corporate and Governmental
                    Authorization; No Contravention..............    37
          4.03    Binding Effect.................................    37
          4.04    Financial Information..........................    37
          4.05    Litigation.....................................    39
          4.06    Compliance with ERISA..........................    39
          4.07    Debt Arrangements..............................    39
          4.08    Taxes..........................................    40
          4.09    Subsidiaries and Partnerships;
                    Partnership Agreements.......................    40
          4.10    Regulation.....................................    40
          4.11    Full Disclosure................................    40
          4.12    Titles, etc....................................    41
          4.13    Lien Status....................................    41
          4.14    Reserve Data and Projections...................    41
          4.15    Location of Business and Offices...............    41
          4.16    Gas Imbalances.................................    42
          4.17    Rate Filings...................................    42
          4.18    Environmental Matters..........................    42
          4.19    Non-Guarantor Subsidiaries.....................    43

                                   ARTICLE V
                                   COVENANTS

SECTION   5.01    Information....................................    44
          5.02    Corporate Existence, Etc.......................    48
          5.03    Performance of Partnership
                    Agreements...................................    49
          5.04    Reserve Reports................................    49
          5.05    Title Information..............................    51
          5.06    Collateral Security............................    52
          5.07    Further Assurances.............................    52
          5.08    Debt...........................................    53
          5.09    Liens..........................................    54
          5.10    Investments, Loans and Advances................    55
          5.11    Dividends, Distributions and
                    Redemptions..................................    56
          5.12    Sales and Leasebacks...........................    57
          5.13    Nature of Business.............................    57
          5.14    Limitation on Leases...........................    57
          5.15    Mergers, Etc...................................    58
          5.16    ERISA Compliance...............................    58
          5.17    Sale or discount of Receivables................    58
          5.18    Sale of BB Properties..........................    59

                                      -ii-
                                                                    PAGE
                                                                    ----
          5.19    Net Worth......................................    59
          5.20    Ratio of Cash flow to Fixed Charges............    59
          5.21    Subsidiaries...................................    60
          5.22    Partnerships...................................    61
          5.23    Environmental Matters..........................    61
          5.24    Amendments of Partnership
                    Agreements and Debt Arrangements.............    62
          5.25    Payment Restrictions...........................    62
          5.26    Non-Guarantor Subsidiaries.....................    62
          5.27    Restrictions on Subordinated Debt..............    63
          5.28    Use of Proceeds................................    63
          5.29    Value of Mortgaged Properties..................    63
          5.30    Transactions with Affiliates...................    63

                                   ARTICLE VI
                                    DEFAULTS

SECTION   6.01    Events of Default..............................    64
          6.02    Notice of Default..............................    67
          6.03    Cash Cover.....................................    67

                                  ARTICLE VII
                                   THE AGENT

SECTION   7.01    Appointment and Authorization..................    68
          7.02    Agent and Affiliates...........................    68
          7.03    Action by Agent................................    68
          7.04    Consultation with Experts......................    68
          7.05    Liability of Agent.............................    68
          7.06    Indemnification................................    69
          7.07    Credit Decision................................    69
          7.08    Successor Agent................................    69
          7.09    Co-Agent.......................................    70

                                  ARTICLE VIII
                            CHANGE IN CIRCUMSTANCES

SECTION   8.01    Basis for Determining Interest
                    Rate Inadequate or Unfair....................    70
          8.02    Illegality.....................................    70
          8.03    Increased Cost and Reduced Return..............    71

                                     -iii-
                                                                    PAGE
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          8.04    Taxes..........................................    72
          8.05    Domestic Loans Substituted for
                    Affected Euro-Dollar Loans...................    74

                                   ARTICLE IX
                                 MISCELLANEOUS

SECTION   9.01    Notices........................................    75
          9.02    No Waivers.....................................    75
          9.03    Expenses; Indemnification......................    76
          9.04    Sharing of Set-Offs............................    76
          9.05    Amendments and Waivers.........................    77
          9.06    Successors and Assigns.........................    77
          9.07    Collateral.....................................    79
          9.08    GOVERNING LAW..................................    79
          9.09    Submission to Jurisdiction.....................    79
          9.10    Counterparts; Integration......................    79
          9.11    WAIVER OF JURY TRIAL...........................    79
          9.12    Interest.......................................    80
          9.13    Inconsistent Provisions........................    81
          9.14    Disposition of Proceeds; Use of
                    Property.....................................    81

Schedule I              - Net Profits Interests

Schedule II             - Fiduciary Accounts

Schedule III(a)         - Security Instruments

Schedule III(b)         - Security Amendments

Schedule IV             - Letters of Credit

Schedule 4.05           - Litigation

Schedule 4.07           - Debt Arrangements

Schedule 4.09(a)        - Subsidiaries

Schedule 4.09(b)        - Partnership Interests

Schedule 4.12           - Excepted Properties

Schedule 4.16           - Gas Imbalances

                                      -iv-

Schedule 4.18           - Environmental Matters

Schedule 5.08           - Drilling Obligations

Schedule 5.23           - Additional Environmental Matters

Exhibit A               - Note

Exhibit B               - Opinion of Counsel for the Company

Exhibit C               - Opinion of Special Counsel for the
                             Agent

Exhibit D               - Assignment and Assumption Agreement

Exhibit E               - Subsidiary Guaranty Agreement

                                      -v-

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


            AGREEMENT dated as of December 21, 1994 among AMERICAN EXPLORATION COMPANY, the BANKS listed on the signature pages hereof and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent, and BANK OF MONTREAL, as Co-Agent.

                              W I T N E S S E T H:

            WHEREAS, the Company has heretofore entered into an Amended and Restated Credit Agreement dated as of July 29, 1994 with the banks signatory thereto, Morgan Guaranty Trust Company of New York, as agent and Bank of Montreal, as co-agent (as amended to the Effective Date, the "Original Credit Agreement"), which Original Credit Agreement amended and restated that certain Amended and Restated Credit Agreement dated as of September 9, 1990 among the Company, The Chase Manhattan Bank, N.A., as agent and the banks signatory thereto;

            WHEREAS, the parties hereto wish to amend and restate the Original Credit Agreement in its entirety to read as set forth herein;

            NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

            SECTION 1.01. DEFINITIONS. The following terms, as used herein, have the following meanings:

            "Acquisition Subsidiary" means any Subsidiary listed as an Acquisition Subsidiary on Schedule 4.09(a) and any Subsidiary established by the Company in accordance with Section 5.21(i).

            "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.05(b).

            "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Company) duly completed by such Bank.

            "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Company (a "Controlling Person") or (ii) any Person which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            "Agent" means Morgan Guaranty Trust Company of New York in its capacity as agent for the Banks under the Financing Documents, and its successors in such capacity.

            "Agreement" means the Original Credit Agreement, as amended by this Amended Agreement, and as the same may be further amended from time to time.

            "Amended Agreement" means this Amended and Restated Credit Agreement dated as of December 21, 1994.

            "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

            "Assignee" has the meaning set forth in Section 9.06(c).

            "Bank" means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors, and shall include, as the context may require, the Issuing Bank in such capacity.

            "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus Federal Funds Rate for such day.

            "BB Properties" means at any time the Properties of the Company, a Subsidiary or a Partnership evaluated by the Banks and to which the Banks gave loan value in determining the most recent Borrowing Base.

            "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

            "Borrowing" means a borrowing hereunder consisting of Loans made to the Company at the same time by the Banks pursuant to Article II. A Borrowing is a "Domestic Borrowing" if such Loans are Domestic Loans or a "Euro-Dollar Borrowing" if such Loans are Euro-Dollar Loans.

                                      -2-

            "Borrowing Base" means at any time the amount determined in accordance with Section 2.14.

            A "Borrowing Base Excession" exists at any date if and to the extent that the sum of (i) the aggregate outstanding principal amount of the Loans and
(ii) the aggregate amount of the Letter of Credit Liabilities at such date exceeds the Borrowing Base at such date. It is understood that sales of BB Properties not exceeding $1,500,000 in the aggregate for the Company, the Subsidiaries and the Partnerships combined during any six-month period between regularly scheduled Borrowing Base redetermination dates pursuant to Section
5.18 shall not in and of itself give rise to a Borrowing Base Excession.

            "Bridge Assets" has the meaning set forth in the definition of Bridge Debt.

            "Bridge Debt" means the $40 million non-recourse interim credit facility provided by New York Life Insurance Company ("New York Life"), pursuant to the letter agreement, dated April 1, 1994 between New York Life and the Company, including the documents, instruments, agreements, mortgages and security interests provided pursuant thereto as interim financing for the acquisition of interests in certain of the Company's APPL Programs as well as other property acquisitions to be approved by New York Life and any refinancing, renewal or replacement thereof in an amount not to exceed said principal amount so long as the Bridge Debt is non-recourse to the Company, its Subsidiaries and their respective Properties, except that such Bridge Debt may be recourse to (i) the interests and other property acquired with the proceeds of the Bridge Debt ("Bridge Assets") and/or (ii) special purpose Subsidiaries whose sole activities are to acquire and/or hold Bridge Assets and/or borrow Bridge Debt ("Bridge Subsidiaries").

            "Bridge Subsidiaries" has the meaning set forth in the definition of Bridge Debt.

            "Capital Costs" means, with respect to any oil and gas property, all capital expenditures incurred in connection with the conversion or attempted conversion of such property from "proved undeveloped" to "proved developed" as classified in accordance with the regulations of the Securities and Exchange Commission as in effect on the date hereof and the maintenance of such property as "proved developed" as classified in accordance with the regulations of the Securities and Exchange Commission as in effect on the date hereof.

            "Co-Agent" means Bank of Montreal in its capacity as Co-Agent hereunder.
                                      -3-

            "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof, as such amount may be reduced from time to time pursuant to Section 2.07.

            "Company" means American Exploration Company, a
Delaware corporation, and its successors.

            "Company's 1993 Form 10-K" means the annual report of the Company on Form 10-K for the fiscal year ended December 31, 1993, as amended by Form 10-K/A.

            "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

            "Continuing Bank" means each Bank party to the Original Credit Agreement other than a New Bank.

            "Convertible Preferred Stock" means the shares of $450 Cumulative Convertible Preferred Stock, Series C of the Company outstanding on the date hereof.

            "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations (and, for purposes of Section 5.09 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Debt of others Guaranteed by such Person.

            "Debt Arrangements" has the meaning set forth in
Section 4.07.

            "Debt Subsidiary" shall mean any Subsidiary listed as a Debt Subsidiary on Schedule 4.09(a) and any Subsidiary established by the Company in accordance with Subsection 5.21(ii).

                                   -4-

            "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

            "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

            "Determination Date" means each date on which the Agent shall notify the Company of the amount of the Borrowing Base pursuant to Section 2.14.

            "Discounted Present Value of Future Net Revenue" means, with respect to any BB Property and as of any specified date, an amount equal to the present value of Future Net Revenue from such BB Property, determined by discounting the stated amount of such Future Net Revenue from the date on which such amount is expected to be realized to such specified date at (i) prior to the first Determination Date, the applicable discount rate used for the purposes of the computations contained in the Initial Reserve Report covering such BB Property, computed on a simple interest basis for years of 365 days (or 366 days in a leap year), and (ii) on or after the first Determination Date, the rate specified by the Agent pursuant to Section 2.14, computed on a simple interest basis for years of 365 days (or 366 days in a leap year).

            "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

            "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Company and the Agent.

            "Domestic Loan" means (i) a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or Article
                                   -5-

VIII or (ii) an overdue amount which was a Domestic Loan immediately before it became overdue.

            "Effective Date" means the date this Amended Agreement becomes effective in accordance with Section 3.01.

            "Environmental Laws" means any and all laws, statutes, ordinances, rules, regulations, orders, or final determinations of any Governmental Authority pertaining to health or the environment in effect in any and all jurisdictions in which the Company, its Subsidiaries or the Partnerships are conducting or at any time have conducted business, or where any Property of the Company, its Subsidiaries or the Partnerships is located, or where any hazardous substances generated by or disposed of by the Company, its Subsidiaries or the Partnerships are located, including without limitation, the Canadian Environmental Protection Act (Canada), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and other environmental conservation or protection laws. The terms "hazardous substance," "release" and "threatened release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, in the event either CERCLA or RCRA is amended so as to modify the meaning of any term defined thereby, such modified meaning shall apply subsequent to the effective date of such amendment with respect to all provisions of this Agreement other than Article IV, and provided further that, to the extent the applicable laws of the state in which any Property of the Company, its Subsidiaries or the Partnerships is located establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

            "ERISA Group" means the Company, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
                                      -6-

            "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

            "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Company and the Agent.

            "Euro-Dollar Loan" means (i) a Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

            "Euro-Dollar Rate" means a rate of interest determined pursuant to
Section 2.05(b) on the basis of an Adjusted London Interbank Offered Rate.

            "Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.05(b).

            "Event of Default" has the meaning set forth in
Section 6.01.

            "Excepted Liens" means: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action; (ii) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations; (iii) legal or equitable encumbrances deemed to exist by reason of negative pledge covenants (such as that made in Section 5.09 hereof) and other covenants or undertakings of like nature; (iv) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted, PROVIDED that (A) enforcement of such Lien is effectively stayed pending the outcome of such appeal and (B) the amount of such judgment or award does not exceed $500,000; (v) landlord's, vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any Property in respect of obligations which are not past due for more than 30 days or which are being contested in good faith by appropriate proceedings;
(vi) Liens arising under operating agreements in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings; (vii) Liens and minor irregularities in or deficiencies of title which do not materially interfere with the occupation, use and enjoyment by the owner of such Properties in the normal course of business as presently conducted or materially impair the value thereof for such business; (viii) Liens reserved in oil, gas and/or mineral leases for bonus or rental payments and for compliance with the terms of such leases; (ix) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially adversely interfere with the occupation, use and enjoyment of the Property encumbered thereby; (x) any obligations or duties, affecting any of the Property, to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such Property for the purposes for which it is held; (xi) zoning laws or ordinances and municipal regulations which do not operate to materially interfere with the current operations on the Property; (xii) undetermined or inchoate Liens and charges incurred incidental to maintenance, development, production or operation of any of the Property; (xiii) defects or irregularities have been cured by possession under applicable statutes of limitation which do not materially impair the use of such Property for the purposes for which its is held; (xiv) deposits or pledges to secure the payment of workmen's compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds or other obligations of a like general nature incurred in the ordinary course of business; and (xv) net profits interests described on Schedule I and such other Liens that may encumber property purchased by the Company and net profits interests that may be approved by the Banks in writing from time to time.

            "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, PROVIDED that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Agent.

            "Fiduciary Account" means any deposit, savings or other account maintained by the Company as a fiduciary in which proceeds owned by other Persons are deposited and designated as a Fiduciary Account by notice to the Banks by the Company, including, without limitation those accounts described on
Schedule II.

            "Financial Statements" means the financial statement or statements of the Company and its Subsidiaries and of the Partnerships described or referred to in Section 4.04.

            "Financing Documents" means this Agreement, the Notes and the Security Instruments.

            "Future Net Revenue" means, with respect to any BB Property and for any period, the future gross revenue from such BB Property for such period as determined in the then most recent Reserve Report less the sum of (i) any royalties payable in connection with such property during such period, (ii) any overriding royalties payable in connection with such property during such period, (iii) all production, ad valorem and severance taxes relating to such property and payable during such period and (iv) Capital Costs and Production Expenses during such period necessary to provide such future gross revenue.

            "Governmental Authority" includes the United States, Canada, the state, province, local, county, city and political subdivisions in which any Property of the Company, the Subsidiaries or the Partnerships is located or which exercises jurisdiction over any such Property, and any agency, department, commission, board, bureau or instrumentality or any of them which exercises jurisdiction over any such Property.

            "Governmental Requirement" shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other direction or requirement (including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls) of any (domestic or foreign) federal, state, province, local, county, municipal or other government, department, commission, board, court, agency or any other instrumentality of any of them.

            "Group of Loans" means at any time a group of Loans consisting of
(i) all Loans which are Domestic Loans at such time or (ii) all Loans which are Euro-Dollar Loans having the same Interest Period at such time; PROVIDED that, if Loans of any particular Bank are converted to or made as Domestic Loans pursuant to Section 8.02 or 8.05, such Loans shall be included in the same Group or Groups of Loans from time to time as they would have been in if they had not been so converted or made.

            "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), PROVIDED that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

            "Guarantor Subsidiary" means any Subsidiary that executes and delivers to the Agent a guaranty agreement in substantially the form of Exhibit E guaranteeing the Indebtedness.

            "Highest Lawful Rate" means, with respect to each Bank, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on its Note under laws applicable to such Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

            "Hydrocarbon Interests" mean all rights, titles, interests and estates in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interest of whatever nature.

            "Hydrocarbons" mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom and all other minerals.

            "Indebtedness" means any and all amounts owing or to be owing by the Company to the Agent, the Co-Agent or any Bank under or in connection with this Agreement, the Notes, the Letters of Credit or any Security Instrument, and all renewals, extensions and rearrangements thereof.

            "Indemnitee" has the meaning set forth in Section 9.03(b).

            "Initial Reserve Report" means the report of the Company with respect to reserves as of January 1, 1994 that is a compilation of reports prepared by Forrest A. Garb & Associates, Inc. and Netherland, Sewell & Associates, Inc. with respect to the oil and gas reserves of the Company, its Subsidiaries and the Partnerships, that reflects the Company's net interest therein, a copy of which has been delivered to the Agent.

            "Interest Period" means: (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of Borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Company may elect in the applicable Notice; PROVIDED that:

            (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

            (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

            (c) if any Interest Period includes a date on which a payment of principal of the Loans is required to be made under Section 2.04 but does not end on such date, then (i) the principal amount (if any) of each Euro-Dollar Loan required to be repaid on such date shall have an Interest Period ending on such date and (ii) the remainder (if any) of each such Euro-Dollar Loan shall have an Interest Period determined as set forth above.

            (2) with respect to each Domestic Borrowing, the period commencing on the date of Borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 30 days thereafter; PROVIDED that:
                                   -11-

           (a) any Interest Period (other than an Interest Period determined pursuant to clause (b)(i) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

            (b) if any Interest Period includes a date on which a payment of principal of the Loans is required to be made under Section 2.04 but does not end on such date, then (i) the principal amount (if any) of each Domestic Loan required to be repaid on such date shall have an Interest Period ending on such date and (ii) the remainder (if any) of each such Domestic Loan shall have an Interest Period determined as set forth above.

            "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

            "Issuing Bank" means Morgan Guaranty Trust Company of New York, as issuer of a Letter of Credit.

            "Letter of Credit" means a letter of credit to be issued hereunder by the Issuing Bank.

            "Letter of Credit Commitment" means the lesser of (x) $3,000,000 and
(y) the aggregate amount of the Commitments.

            "Letter of Credit Liabilities" means, for any Bank and at any time, the sum of (x) the amounts then owing to such Bank (including in its capacity as the Issuing Bank) under Section 2.15 to reimburse it in respect of amounts drawn under Letters of Credit and (y) such Bank's ratable participation in the aggregate amount then available for drawing under all Letters of Credit, calculated in accordance with Section 2.15.

            "Level I Status" exists at any date on which the sum of (i) the aggregate outstanding amount of the Loans and (ii) the aggregate Letter of Credit Liabilities is less than or equal to 70% of the Borrowing Base then in effect.

            "Level II Status" exists at any date on which the sum of (i) the aggregate outstanding amount of the Loans and (ii) the aggregate Letter of Credit Liabilities exceeds 70% of the Borrowing Base then in effect.

            "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind including, without limitation, the rights of a vendor, lessor or similar party under any conditional sale agreement or other title retention agreement or lease substantially equivalent

                                      -12-

thereto, and the rights of the holder of any production payment, advance payment or similar interests.

            "Loan" means a loan made by a Bank pursuant to Section 2.01; PROVIDED that if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

            "London Interbank Offered Rate" has the meaning set forth in Section 2.05(b).

            "Margin" has the meaning set forth in Section 2.05(b).

            "Material Adverse Effect" means any material and adverse effect on
(i) the financial condition, business, operations, affairs or circumstances of the Company and its Subsidiaries on a consolidated basis or the Partnerships in the aggregate from those reflected in the Financial Statements or from the facts represented or warranted in this Agreement or any other Security Instrument or
(ii) the ability of the Company and its Subsidiaries on a consolidated basis to carry out its business as conducted at the date of this Agreement or as proposed at the date of this Agreement to be conducted or meet its obligations under the Financing Documents on a timely basis.

            "Material Debt" means Debt (other than the Notes) of the Company and/or one or more of its Subsidiaries and/or one or more Partnerships, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $250,000.

            "Material Financial Obligations" means a principal or face amount of Debt and/or payment obligations in respect of Derivatives Obligations of the Company and/or one or more of its Subsidiaries and/or one or more Partnerships, arising in one or more related or unrelated transactions, exceeding in the aggregate $250,000.

            "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $1,000,000.

            "Maturity Date" means the Quarterly Date falling in December, 1999.

            "Mortgaged Property" means the Property owned by or in which the Company, any Subsidiary or any Partnership owns an undivided interest and which is subject to the
                                      -13-

Liens, privileges, priorities and security interests created by the Security Instruments.

            "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

            "New Bank" means the party listed on the signature pages hereof as a "New Bank."

            "Non-Guarantor Subsidiary" means any Subsidiary that is not a Debt Subsidiary, an Acquisition Subsidiary, a Bridge Subsidiary or a Guarantor Subsidiary.

            "Notes" means promissory notes of the Company, substantially in the form of Exhibit A hereto, evidencing the obligation of the Company to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

            "Notice of Borrowing" has the meaning set forth in Section 2.02.

            "Notice of Interest Rate Election" has the meaning set forth in
Section 2.08.

            "Notice of Issuance" has the meaning set forth in Section 2.15.

            "Oil and Gas Properties" means Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any governmental body or agency having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Interests; all tenements, herediments, appurtenances and Properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon

                                      -14-

Interests, Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, building, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

            "Original Credit Agreement" has the meaning set forth in the recitals hereto.

            "Parent" means, with respect to any Bank, any Person controlling such Bank.

            "Participant" has the meaning set forth in Section 9.06(b).

            "Partnership" means any partnership evidenced by a written agreement in which the Company or a Subsidiary is a partner (general or limited), including, but not limited to, the partnerships listed on Schedule 4.09(b).

            "Partnership Agreements" means the partnership agreements for the Partnerships.

            "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

            "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding
                                      -15-

five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

            "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

            "Principal Repayment Date" means each Quarterly Date falling after the Termination Date and on or prior to the Maturity Date.

            "Production Expenses" means, with respect to any oil and gas property, all cash costs and expenses (excluding general and administrative expenses) incurred for or payable in connection with the lifting, producing, gathering, separating, treating, compressing, storing, processing, marketing, transporting or otherwise handling Hydrocarbons from such property, or developing, equipping, operating or maintaining such property.

            "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

            "Quarterly Date" means the last Euro-Dollar Business Day of each March, June, September and December.

            "Reference Banks" means the principal London offices of Bank of Montreal and Morgan Guaranty Trust Company of New York.

            "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "Required Banks" means at any time Banks having at least 66 2/3% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, having at least 66 2/3% of the sum of (i) the aggregate unpaid principal amount of the Loans and (ii) the aggregate amount of the Letter of Credit Liabilities.

            "Reserve Report" has the meaning set forth in Section 2.14.

            "Reserved LC Agreements" shall mean the letter of credit agreements corresponding to the outstanding letters of credit listed on Schedule IV.

            "Revolving Credit Period" means the period from and including the Effective Date to and including the Termination Date.

            "Security Amendments" means the agreements or instruments described or referred to in Schedule III(b).

            "Security Instruments" means the agreements or instruments described or referred to in Schedule III(a), and any and all other agreements or instruments heretofore, now or hereafter executed and delivered by the Company or any Subsidiary, in connection with, or as security for the payment or performance of, the Indebtedness, as such agreements may be amended or supplemented from time to time.

            "Subordinated Debt" means the Company's 11% Senior Subordinated Notes due December 30, 2001, issued in the original aggregate principal amount of $35,000,000.

            "Subordinated Debt Purchase Agreement" means collectively the following:

            (1) that certain Note Purchase Agreement dated as of December 27, 1991, executed by the Company and Rhode Island Hospital Trust National Bank, as Trustee, with respect to $14,500,000 of Subordinated Debt;

            (2) that certain Note Purchase Agreement dated as of December 27, 1991, executed by the Company and Balboa Life Insurance Company with respect to $250,000 of Subordinated Debt;

            (3) that certain Note Purchase Agreement dated as of December 27, 1991, executed by the Company and Massachusetts Mutual Life Insurance Company with respect to $5,500,000 of Subordinated Debt;

            (4) that certain Note Purchase Agreement dated as of December 27, 1991, executed by the Company and John Hancock Mutual Life Insurance Company with respect to
      $10,000,000 of Subordinated Debt;

            (5) that certain Note Purchase Agreement dated as of December 27, 1991, executed by the Company and Balboa Insurance Company with respect to $250,000 of Subordinated Debt;

            (6) that certain Note Purchase Agreement dated as of December 27, 1991, executed by the Company and MassMutual Corporate Investors with respect to $3,000,000 of Subordinated Debt; and

            (7) that certain Note Purchase Agreement dated as of December 27, 1991, executed by the Company and MassMutual Participation Investors with respect to $1,500,000 of Subordinated Debt.

            "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

            "Termination Date" means the Quarterly Date falling in December,
1996.

            "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

            "Value" means, with respect to any Oil and Gas Property (including, without limitation, a Mortgaged Property), the Discounted Present Value of Future Net Revenue from such BB Property as set forth in the then most recent Reserve Report.

            SECTION 1.02. ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company's independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks; PROVIDED that, if the Company notifies the Agent that the Company wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Company that the Required Banks wish to amend
Article V for such purpose), then the Company's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.
                                   ARTICLE II

                                  THE CREDITS

            SECTION 2.01. COMMITMENTS TO LEND. During the Revolving Credit Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to lend to the Company from time to time amounts not to exceed in the aggregate at any one time outstanding the excess of (i) the amount of its Commitment over (ii) its Letter of Credit Liabilities at such time; PROVIDED, that the Company may borrow on any date during the Revolving Credit Period only an amount which, together with the aggregate principal amount of the outstanding Loans and the aggregate Letter of Credit Liabilities, does not exceed the Borrowing Base as of such date. Each Borrowing under this Section shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the unused Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Company may borrow under this Section, repay, or to the extent permitted by Section 2.09, prepay Loans and reborrow at any time during the Revolving Credit Period under this Section. The Commitments shall terminate at the close of business on the Termination Date.

            SECTION 2.02. METHOD OF BORROWING. (a) The Company shall give the Agent notice (a "Notice of Borrowing") no later than 12:00 Noon (New York City time) on the date of each Domestic Borrowing and at least three Euro-Dollar Business Days before each Euro-Dollar Borrowing, specifying:

            (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

          (ii)  the aggregate amount of such Borrowing,

         (iii) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or the Euro-Dollar Rate, and

          (iv) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

            (b) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Company.

            (c) Not later than 11:00 A.M. (New York City time) on the date of each Euro-Dollar Borrowing and not later than 1:00 P.M. (New York City time) on the date of each Domestic Borrowing, each Bank shall make available its ratable share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address specified in or pursuant to Section 9.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Company at the Agent's aforesaid address.

            (d) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsection (c) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Company severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Agent, at (i) in the case of the Company, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.05 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

            SECTION 2.03. NOTES. (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

            (b) Each Bank may, by notice to the Company and the Agent, request that its Domestic Loans and Euro-Dollar Loans be evidenced by separate Notes. Each such Note shall
                                      -20-

be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Domestic Loans or Euro-Dollar Loans, as the case may be. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include either or both of such Notes, as the context may require.

            (c) Upon receipt of each Bank's Note pursuant to Section 3.01(b), the Agent shall forward such Note to such Bank. Each Bank shall record the date, amount and type of each Loan made by it and the date and amount of each payment of principal made by the Company with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; PROVIDED that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Company hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Company so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

            SECTION 2.04. MATURITY OF LOANS; MANDATORY PREPAYMENTS. The Company shall repay, and there shall become due and payable, on each Principal Repayment Date, an aggregate principal amount of the Loans equal to one-twelfth (1/12th) of the aggregate principal amount of the Loans outstanding at the end of the Revolving Credit Period; PROVIDED that in any event the outstanding Loans shall be repaid in full not later than the Maturity Date. Each such payment shall be applied to such Group or Groups of Loans as the Company may designate in the applicable Notice of Borrowing or Notice of Interest Rate Election (or, failing such designation, as determined by the Agent), and shall be applied to repay ratably the Loans of the several Banks included in such Group or Groups. No optional prepayment made pursuant to Section 2.09 after the end of the Revolving Credit Period or contingent prepayment made pursuant to Section 2.10 after the end of the Revolving Credit Period shall reduce the amount of any subsequent prepayment required by this Section until the Loans have been paid in full.

            SECTION 2.05. INTEREST RATES. (a) Each Domestic Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, as follows:

            (1) for any day on which Level I Status exists, at a rate per annum equal to the lesser of (x) the Highest Lawful Rate applicable to the Bank making such Loan and
                                   -21-

      (y) the sum of .50% plus the Base Rate for such day; and

            (2) for any day on which Level II Status exists, at a rate per annum equal to the lesser of (x) the Highest Lawful Rate applicable to the Bank making such Loan and (y) the sum of .75% plus the Base Rate for such day.

Such interest shall be payable for each Interest Period on the last day thereof and on each date a Domestic Loan is converted to a Euro-Dollar Loan. Any overdue principal of or interest on any Domestic Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the lesser of (x) the Highest Lawful Rate applicable to the Bank making such Loan and (y) the sum of 2% plus the rate otherwise applicable to Domestic Loans for such day.

            (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the lesser of (x) the Highest Lawful Rate applicable to the Bank making such Loan and (y) the sum of the Margin plus the applicable Adjusted London Interbank Offered Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

            "Margin" means (i) for any day on which Level I Status exists, 1 1/2% or (ii) for any day on which Level II Status exists, 1 3/4%.

            The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

            The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.
                                      -22-

            "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

            (c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the lesser of (x) the Highest Lawful Rate applicable to the Bank making such Loan and (y) the sum of 2% plus the higher of (i) the sum of the Margin plus the Adjusted London Interbank Offered Rate applicable to such Loan and (ii) the Margin plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (A) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Reference Banks are offered to such Reference Bank in the London interbank market for the applicable period determined as provided above by (B) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the lesser of (x) the Highest Lawful Rate applicable to the Bank making such Loan and (y) the sum of 2% plus the rate applicable to Domestic Loans for such day).

            (d) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Company and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

            (e) Each Reference Bank agrees to use its best efforts to furnish quotations to the Agent as contemplated hereby. If any Reference Bank does not furnish a timely
                                      -23-

quotation, the Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of
Section 8.01 shall apply.

            SECTION 2.06. FEES. (a) During the Revolving Credit Period, the Company shall pay to the Agent for the accounts of the Banks ratably in proportion to their Commitments a commitment fee at the rate of .50% per annum on the daily average amount by which the aggregate amount of the Commitments exceeds the sum of (i) the aggregate outstanding principal amount of the Loans and (ii) the aggregate Letter of Credit Liabilities.

Such commitment fee shall accrue from and including the Effective Date to but excluding the Termination Date. Accrued commitment fees shall be payable quarterly on each Quarterly Date and upon the date of termination of the Commitments in their entirety and, if later, the date the Loans shall be repaid in their entirety.

            (b) The Company shall pay to the Agent a letter of credit fee, as follows:
            (1) for any day on which Level I Status exists, at the rate of 1 1/2% per annum on the aggregate amount available for drawing under any Letter of Credit from time to time, such fee to be payable for the account of the Banks ratably in proportion to their participation therein; and

            (2) for any day on which Level II Status exists, at the rate of 1 3/4% per annum on the aggregate amount available for drawing under any Letter of Credit from time to time, such fee to be payable for the account of the Banks ratably in proportion to their participation therein.

Such fee shall be payable in arrears on each Quarterly Date for so long as such Letter of Credit is outstanding and on the date of termination thereof. The Company shall pay to the Issuing Bank a fronting fee at a rate per annum equal to 1/4 of 1% on the aggregate amount available for drawing under any Letter of Credit issued from time to time, such fee to be payable in arrears on each Quarterly Date for so long as such Letter of Credit is outstanding and on the date of termination thereof. The Company shall also pay to the Issuing Bank issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Company and the Issuing Bank.

            (c) The Company shall pay to the Agent on the Effective Date for the account of the Banks in proportion to their respective Commitments, participation fees in an amount equal to .625% of the aggregate amount of the Commitments.

            SECTION 2.07. OPTIONAL TERMINATION OR REDUCTION OF COMMITMENTS. During the Revolving Credit Period, the Company may, upon at least three Domestic Business Days' notice to the Agent, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $1,000,000 or any larger multiple thereof, the aggregate amount of the Commitments in excess of the sum of (i) the aggregate outstanding principal amount of the Loans, and (ii) the aggregate Letter of Credit Liabilities.

            SECTION 2.08. METHOD OF ELECTING INTEREST RATES. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Company in the applicable Notice of Borrowing. Thereafter, the Company may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII), as follows:

            (i) if such Loans are Domestic Loans, the Company may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day;

          (ii) if such Loans are Euro-Dollar Loans, the Company may elect to convert such Loans to Domestic Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Agent at least three Euro-Dollar Business Days before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; PROVIDED that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $1,000,000 or any larger multiple of $1,000,000.

            (b)  Each Notice of Interest Rate Election shall specify:

            (i) the Group of Loans (or portion thereof) to which such notice applies;

          (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

         (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto; and

          (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

            (c) Upon receipt of a Notice of Interest Rate Election from the Company pursuant to subsection (a) above, the Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Company. If the Company fails to deliver a timely Notice of Interest Rate Election to the Agent for any Group of Euro-Dollar Loans, such Loans shall be converted into Domestic Loans on the last day of the then current Interest Period applicable thereto.

            SECTION 2.09. OPTIONAL PREPAYMENTS. (a) The Company may, upon at least one Domestic Business Day's notice to the Agent, prepay Domestic Loans in whole at any time, or from time to time in part in amounts aggregating $1,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Domestic Loans of the several Banks.

            (b) The Company may, upon at least three Euro-Dollar Business Days' notice to the Agent prepay the Loans comprising a Group of Euro-Dollar Loans on the last day of any Interest Period applicable to such Group, in whole at any time, or from time to time in part in amounts aggregating $1,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group.

            (c) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Company.

            SECTION 2.10. CONTINGENT PREPAYMENTS. (a) If at any time the Company shall determine that a Borrowing Base Excession exists, the Company shall forthwith notify the Banks. On or before the date falling 30 days after the inception of a Borrowing Base Excession, the Company shall remedy such Borrowing Base Excession through (i) prepaying together with accrued interest thereon to the date of prepayment such principal amount of the Loans as may be necessary to reduce the outstanding principal amount thereof to the Borrowing Base at the date of prepayment, (ii) providing cash cover for Letter of Credit Liabilities in accordance with Section 6.03, (iii) increasing the Borrowing Base through the addition of incremental BB Properties in accordance with Section 2.14 or (iv) a combination of (i), (ii) and (iii).

            (b) If at any time the Company receives insurance proceeds in an amount greater than $500,000 pursuant to insurance effected in accordance with
Section 5.02(a), the Company shall forthwith notify the Agent of such receipt. If within 15 days after receipt the Company shall not have expended such proceeds or committed to expend an amount equivalent thereto for the restoration or replacement of the asset in respect of which such payment was made, then the Company shall forthwith prepay together with accrued interest thereon to the date of prepayment an aggregate principal amount of the Loans equal to the amount of such proceeds.

            SECTION 2.11. GENERAL PROVISIONS AS TO PAYMENTS. (a) The Company shall make each payment of principal of, and interest on, the Loans and of Letter of Credit Liabilities and fees hereunder, not later than 11:00 A.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section
9.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of Letter of Credit Liabilities or fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the
                                      -27-

Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

            (b) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full, the Agent may assume that the Company has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Company shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

            SECTION 2.12. FUNDING LOSSES. If the Company makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted to a Domestic Loan (pursuant to Article VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the end of an applicable period fixed pursuant to Section 2.05(c), or if the Company fails to borrow or prepay any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.02(b) or 2.09(c), the Company shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of Margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

            SECTION 2.13. COMPUTATION OF INTEREST AND FEES. Interest based on Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year

                                      -28-

of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

            SECTION 2.14. BORROWING BASE. During the period from and after December 21, 1994 and until the earlier of (A) the receipt by the Agent of the Security Instruments referred to in the succeeding sentence and (B) the next redetermination of the Borrowing Base, the amount of the Borrowing Base shall be $50,000,000. Upon receipt by the Agent of Security Instruments relating to Properties held by Axcon Corp. and the Debt Subsidiaries, and Security Instruments relating to additional interests in Ancon Partnership, Ltd. acquired by the Company, each substantially similar in form and substance to the Security Instruments of the same type set forth on Schedule III(a) and otherwise in form and substance satisfactory to the Agent, the Borrowing Base shall be $80,000,000 until a subsequent redetermination of the Borrowing Base. Upon receipt of the reports delivered pursuant to Section 5.04 and such other reports, data, and supplemental information as may, from time to time, be reasonably requested by the Banks (together with the Initial Reserve Report, the "Reserve Reports"), together with a certificate from the President, Treasurer, Controller or Chief Financial Officer of the Company that, to the best of his knowledge and in all material respects, (i) the information contained in such Reserve Report is true and correct, (ii) except as set forth on an exhibit to the certificate, that either of the Company, a Subsidiary or a Partnership owns good and marketable title to the Properties evaluated free of all Liens except for Excepted Liens,
(iii) the Banks have valid first and prior liens pursuant to the Security Instruments on Mortgaged Properties having an aggregate Value which equals or exceeds 80% of the Borrowing Base then in effect, (iv) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Company's, any Subsidiary's or any Partnership's Oil and Gas Properties which would require the Company, any Subsidiary or any Partnership to deliver Hydrocarbons produced from the Company's, any Subsidiary's or any Partnership's Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor which would exceed $300,000 in the aggregate and (v) no other BB Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibits to the certificate, which certificate shall list all BB Properties sold in compliance with Section 5.18 and in such detail as reasonably required by the Banks, the Banks will evaluate such Properties. Based upon such information and upon such other information as the Banks deem appropriate and consistent with each Bank's normal oil and gas lending criteria as it exists at that particular time, the Banks, in their sole discretion,

                                      -29-

will redetermine the Borrowing Base, which redetermination shall be accomplished not later than and effective as of the fifteenth day of each March and the first day of each September of each calendar year and 30 days after a Reserve Report is furnished to the Banks pursuant to Section 5.04(c) (provided that the Company shall have furnished the related Reserve Report in a timely and complete manner).

            Each redetermination of the Borrowing Base shall be effective and applicable for all purposes of this Agreement until the effective date of the next redetermination, except for such redetermination as the Banks may conduct in good faith and at their sole discretion upon the occurrence of any event or change having a Material Adverse Effect or a material change in the value or nature of the Property included in the Borrowing Base. The Agent will promptly notify the Company of each redetermination of the Borrowing Base made by the Banks. Until such notification the Borrowing Base established for the directly preceding period shall remain in effect, and thereafter the new Borrowing Base as set forth in such notification shall be in effect.

            The Borrowing Base shall also be adjusted as provided in Sections
5.05 and 5.18.

            SECTION 2.15. LETTERS OF CREDIT. (a) Subject to the terms and conditions hereof, the Issuing Bank agrees to issue letters of credit hereunder from time to time before the tenth day before the Termination Date upon the request of the Company (the "Letters of Credit"); PROVIDED that, immediately after each Letter of Credit is issued, (i) the aggregate amount of the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment and (ii) the aggregate amount of the Letter of Credit Liabilities plus the aggregate outstanding amount of all Loans does not exceed the lesser of (x) the aggregate amount of the Commitments and (y) the Borrowing Base. Upon the date of issuance by the Issuing Bank of a Letter of Credit, the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion their respective Commitments bear to the aggregate Commitments.

            (b) The Company shall give the Issuing Bank notice at least ten days prior to the requested issuance of a Letter of Credit specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in
                                      -30-

connection with the extension of a Letter of Credit, a "Notice of Issuance"). Upon receipt of a Notice of Issuance, the Issuing Bank shall promptly notify the Agent, and the Agent shall promptly notify each Bank of the contents thereof and of the amount of such Bank's participation in such Letter of Credit. The issuance by the Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Article III, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the Issuing Bank and that the Company shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Bank shall have reasonably requested. The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Bank, the Issuing Bank shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. No Letter of Credit shall have a term of more than one year; PROVIDED that a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the Issuing Bank; PROVIDED further that no Letter of Credit shall have a term extending or be so extendible beyond the Termination Date.

            (c) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Agent and the Agent shall promptly notify the Company and each other Bank as to the amount to be paid as a result of such demand or drawing and the payment date. The Company shall be irrevocably and unconditionally obligated forthwith to reimburse the Issuing Bank for any amounts paid by the Issuing Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. All such amounts paid by the Issuing Bank and remaining unpaid by the Company shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day. In addition, each Bank will pay to the Agent, for the account of the Issuing Bank, immediately upon the Issuing Bank's demand at any time during the period commencing after such drawing until reimbursement therefor in full by the Company, an amount equal to such Bank's ratable share of such drawing (in proportion to its participation therein), together with interest on such amount for each day from the date of the Issuing Bank's demand for such payment (or, if such demand is made after

                                      -31-

12:00 Noon (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Bank of such amount at a rate of interest per annum equal to the rate applicable to Base Rate Loans for such period. The Issuing Bank will pay to each Bank ratably all amounts received from the Company for application in payment of its reimbursement obligations in respect of any Letter of Credit, but only to the extent such Bank has made payment to the Issuing Bank in respect of such Letter of Credit pursuant hereto.

            (d) The obligations of the Company and each Bank under subsection
(c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

           (i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

          (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;

         (iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

          (iv) the existence of any claim, set-off, defense or other rights that the Company may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Banks (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

           (v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

          (vi) payment under a Letter of Credit against presentation to the Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit, PROVIDED that the Issuing Bank's determination that documents presented under the Letter of Credit comply with the terms thereof shall not have
                                      -32-

      constituted gross negligence or willful misconduct of the Issuing Bank; or

         (vii) any other act or omission to act or delay of any kind by any Bank (including the Issuing Bank), the Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (vii), constitute a legal or equitable discharge of the Company's or the Bank's obligations hereunder.

            (e) The Company hereby indemnifies and holds harmless each Bank (including the Issuing Bank) and the Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which such Bank or the Agent may incur (including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Issuing Bank may incur by reason of or in connection with the failure of any other Bank to fulfill or comply with its obligations to such Issuing Bank hereunder (but nothing herein contained shall affect any rights the Company may have against such defaulting Bank)), and none of the Banks (including the Issuing Bank) nor the Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any error in interpretation of technical terms, (iii) any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit, (iv) any consequences arising from causes beyond the control of the Issuing Bank, including without limitation any government acts, or any other circumstances whatsoever in making or failing to make payment under such Letter of Credit; PROVIDED that the Company shall not be required to indemnify the Issuing Bank for any claims, damages, losses, liabilities, costs or expenses, and the Company shall have a claim for direct (but not consequential) damage suffered by it, to the extent found by a court of competent jurisdiction to have been caused by (x) the willful misconduct or gross negligence of the Issuing Bank in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Bank's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit. Nothing in this subsection (e) is intended to limit the obligations of the Company under any other provision of this Agreement.

                                      -33-

                                  ARTICLE III

                                   CONDITIONS

            SECTION 3.01. EFFECTIVENESS. This Amended Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

            (a) receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

            (b) receipt by the Agent for the account of the New Bank of a duly executed Note dated on or before the Effective Date complying with the provisions of Section 2.03;

            (c) receipt by the Agent of an opinion of counsel for the Company, substantially in the form of Exhibit B hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

            (d) receipt by the Agent of an opinion of Davis Polk & Wardwell, special counsel for the Agent, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

            (e) receipt by the Agent of a duly executed copy of each of the Security Amendments; and

            (f) receipt by the Agent of all documents or opinions it may reasonably request relating to the existence of the Company, its Subsidiaries and the Partnerships, the corporate authority for and the validity of the Financing Documents, title to the Mortgaged Properties, and any other matters relevant hereto, all in form and substance satisfactory to the Agent;

PROVIDED that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than December 31, 1994.

            On the Effective Date, each Continuing Bank shall assign and sell, and by its execution and delivery hereof

                                      -34-

each Continuing Bank does, subject to the effectiveness hereof, hereby assign and sell such portion of the loans and liabilities held by such Continuing Bank under the Original Credit Agreement and the rights of such Continuing Bank under the Original Credit Agreement to the New Bank as may be necessary in order that, after giving effect thereto, the loans and liabilities under the Original Credit Agreement shall be held by the Banks in proportion to their Commitments set forth on the signature pages of this Amended Agreement, and the New Bank shall accept, and by its execution and delivery hereof the New Bank hereby does, subject to the effectiveness hereof, accept such assignment and in consideration thereof the New Bank shall pay to the Agent for the account of each Continuing Bank on the Effective Date an amount equal to the aggregate principal amount of the loans of such Continuing Bank transferred as aforesaid on the Effective Date. The foregoing assignment shall be without any representation or warranty on the part of and without recourse to the Continuing Banks.

            On the Effective Date, the following transactions shall occur simultaneously:

            (i)  the Original Credit Agreement shall be
      automatically amended and restated in its entirety to read as set forth herein;

            (ii) the New Bank shall become a Bank party to this Agreement with a Commitment as set forth on the signature pages of this Amended Agreement;

            (iii)  the Commitments of the Continuing Banks
      shall be as set forth on the signature pages of this Amended Agreement; and

            (iv) Each Bank shall have a participation in any Letter of Credit and the related Letter of Credit Liabilities in the proportion its Commitment bears to the aggregate Commitments as set forth on the signature pages of this Amended Agreement.

On and after the Effective Date, the rights and obligations of the parties hereto shall be governed by this Amended Agreement; PROVIDED the rights and obligations of the parties to the Original Credit Agreement with respect to the period prior to the Effective Date shall continue to be governed by the provisions of the Original Credit Agreement. The Agent shall promptly notify the Company and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.
                                      -35-

            SECTION 3.02. TRANSITIONAL PROVISIONS. (a) Each loan outstanding under the Original Credit Agreement on the Effective Date shall mature and be payable in accordance with this Amended Agreement.

            (b) The interest rates determined in accordance with Section 2.05 of this Amended Agreement shall be effective on the Effective Date.

            SECTION 3.03. EXISTING LIENS. The liens created by the Security Instruments shall continue in full force and effect for the purpose of securing the Indebtedness.

            SECTION 3.04. CREDIT EVENTS. The obligation of any Bank to make a Loan on the occasion of any Borrowing or to issue any Letter of Credit is subject to the satisfaction of the following conditions:

            (a) receipt by the Agent of a Notice of Borrowing or Notice of Issuance as required by Section 2.02 or 2.15, as the case may be;

            (b) the fact that, immediately after such Borrowing, the sum of (i) the aggregate outstanding principal amount of the Loans and (ii) the aggregate Letter of Credit Liabilities will not exceed the aggregate amount of the Commitments;

            (c) the fact that, immediately after such Borrowing, the sum of (i) the aggregate outstanding principal amount of the Loans and (ii) the aggregate Letter of Credit Liabilities will not exceed the Borrowing Base at such time;

            (d) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and

            (e) the fact that the representations and warranties of the Company contained in the Financing Documents shall be true on and as of the date of such Borrowing.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Company on the date of such Borrowing as to the facts specified in clauses
(b), (c), (d) and (e) of this Section.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

            The Company represents and warrants that:

            SECTION 4.01. CORPORATE EXISTENCE AND POWER. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

            SECTION 4.02. CORPORATE AND GOVERNMENTAL AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Company and its Subsidiaries of the respective Financing Documents to which they are parties are within their respective corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except such filings as may be necessary to perfect the Liens of the Security Instruments) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Company or any Subsidiary or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company, any Subsidiary or any Partnership or result in the creation or imposition of any Lien on any asset of the Company, any Subsidiary or any Partnership (other than the Liens created by the Security Instruments).

            SECTION 4.03. BINDING EFFECT. This Agreement constitutes a valid and binding agreement of the Company and each of the other Financing Documents, when executed and delivered in accordance with this Agreement by the Company or any Subsidiary, will constitute a valid and binding obligation of such party, in each case enforceable against such party in accordance with its terms.

            SECTION 4.04.  FINANCIAL INFORMATION.

            (a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 1993 and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, reported on by Arthur Andersen & Co. and set forth in the Company's 1993 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

            (b) The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of September 30, 1994 and the related unaudited consolidated statements of earnings and cash flows for the three months then ended, set forth in the Company's quarterly report for the fiscal quarter ended September 30, 1994 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three month period (subject to normal year-end adjustments).

            (c) The balance sheet of each Partnership as of December 31, 1993, and the related statements of operations, partners' equity and cash flows for the fiscal year then ended with the opinion thereon of the accountants, heretofore delivered to each of the Banks, are complete and correct and fairly present the financial condition of each Partnership as at such date and the results of such Partnership's operations for the fiscal year then ended, all in accordance with generally accepted accounting principles.

            (d) The unaudited balance sheet of each Partnership as of June 30, 1994, and the related statements of operations, partners' equity and cash flows for the three months then ended, heretofore delivered to each of the Banks, are complete and correct and fairly present the financial condition of each Partnership as at such date and the results of such Partnership's operations for the three months then ended, all in accordance with generally accepted accounting principles.

            (e) Neither the Company, any of its Subsidiaries nor any Partnership had on the respective dates set forth above any material contingent liabilities, liabilities for tax, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in their respective financial statements as at the respective dates. Since September 30, 1994 (or June 30, 1994 in the case of the Partnerships), there has been no change or event having a Material Adverse Effect, except as disclosed on Schedule 4.05.

            SECTION 4.05. LITIGATION. There are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Company) threatened against the Company, any Subsidiary or any Partnership (i) which, if adversely determined, could have a Material Adverse Effect, except as disclosed in Schedule 4.05 or
(ii) which in any manner draw into question the validity of any of the Financing Documents.

            SECTION 4.06. COMPLIANCE WITH ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

            SECTION 4.07. DEBT ARRANGEMENTS. Schedule 4.07 is a complete and correct list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee or other arrangement for or related to borrowed money (other than this Agreement) providing for or otherwise relating to any Debt of the Company, any Subsidiary or any Partnership ("Debt Arrangements") and the aggregate principal or face amount outstanding or which may become outstanding under each such Debt Arrangement is correctly described in said Schedule 4.07 as of the date indicated (but if the date indicated is not the date of this Agreement, then such principal outstanding has not increased since the date indicated). The Company has provided a true and complete copy of each Debt Arrangement to the Agent. Except for any guaranty agreements of the Company described on Schedule 4.07 or the Debt of any Subsidiary under the agreements described in Schedule III(a), only the Person listed on Schedule 4.07 beside each Debt Arrangement is liable for such Debt, and the Company, the other Subsidiaries and the Partnerships and their respective Properties are not liable directly, contingently or otherwise for such Debt unless such entity is listed beside a Debt Arrangement as an obligor. In addition to the Debt Arrangements, the Company has entered into several performance guaranties guaranteeing the performance of certain covenants of the Subsidiaries in the connection with prior acquisitions. The Company is not in default of these performance guaranties and no claim has been asserted under any performance guaranty.

            SECTION 4.08. TAXES. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.

            SECTION 4.09. SUBSIDIARIES AND PARTNERSHIPS; PARTNERSHIP AGREEMENTS.
(a) The Company has no Subsidiaries except those shown in Schedule 4.09(a), which Schedule is complete and accurate.

            (b) None of the Company, the Subsidiaries or the Partnerships owns an interest in any partnerships except those shown in Schedule 4.09(b), which
Schedule is complete and accurate. The Company has delivered to the Agent true and correct copies of the Partnership Agreements. Such Partnership Agreements have not been modified or terminated, and they are in full force and effect as of the date hereof and no default has occurred and is in continuance thereunder which would have a Material Adverse Effect, except as disclosed to the Banks in
Schedule 4.09(b).

            SECTION 4.10. REGULATION. Neither the Company nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Investment Company Act of 1940, as amended, or any other law or regulation that limits the incurrence by the Company or any Subsidiary of Debt, including, without limitation, laws relating to common or contract carriers or the sale of electricity, gas, steam or other public utility services.

            SECTION 4.11. FULL DISCLOSURE. All information heretofore furnished by the Company to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Company to the Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Company has disclosed to the Banks in writing any and all facts which have or may have a Material Adverse Effect.

            SECTION 4.12. TITLES, ETC. Except as set forth on Schedule 4.12 and as contemplated by Section 5.05, the Company and each of its Subsidiaries and Partnerships has good and defensible title to its respective BB Properties and all other material (individually or in the aggregate) Properties, free and clear of all Liens except Liens permitted by Section 5.09. Except as the same may be affected by acquisitions or dispositions of Hydrocarbon Interests expressly permitted under this Agreement subsequent to the date of the most recent Reserve Report, after giving full effect to the Excepted Liens, the Company, the Subsidiaries and the Partnerships, in all material respects, own the net interests in production attributable to the wells and units evaluated in the Initial Reserve Report or the most recent Reserve Report furnished to the Banks pursuant to Section 5.04 and the ownership of such Properties shall not in any material respect obligate the Company, the Subsidiaries or the Partnerships to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the Initial Reserve Report or the most recent Reserve Report furnished to the Banks pursuant to Section 5.04.

            SECTION 4.13. LIEN STATUS. The Security Instruments create valid and perfected Liens against the Mortgaged Properties purported to be subjected thereto securing the payment of the obligations of the Company under the Financing Documents and all other obligations purported to be secured thereby subject to no prior or equal Liens except Liens permitted under Section 5.09.

            SECTION 4.14. RESERVE DATA AND PROJECTIONS. The statements and conclusions as to oil and gas reserves and forecast results included in the Initial Reserve Reports are, and all such information included in any future Reserve Report will be, based upon the best information available to the Company at the time such statements were or are made and take or will take into consideration all information which, in the reasonable judgment of the Company, was or is believed to be material at the time (determined in accordance with standards customarily applicable to professionals in the oil and gas industry), it being understood that such statements and conclusions are necessarily based upon professional opinions, estimates and projections, and the Company does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

            SECTION 4.15. LOCATION OF BUSINESS AND OFFICES. The Company's and each Subsidiary's principal place of business and chief executive offices are located at the
                                      -41-

address of the Company stated on the signature page of this Agreement unless otherwise noted in Schedule 4.09(a).

            SECTION 4.16. GAS IMBALANCES. Except as set forth on Schedule 4.16, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the BB Properties which would require the Company, any Subsidiary or any Partnership to deliver Hydrocarbons produced from the BB Properties at some future time without then or thereafter receiving full payment therefor which would exceed $300,000 in the aggregate.

            SECTION 4.17. RATE FILINGS. To the best of the Company's knowledge, none of the Company, any Subsidiary or any Partnership has violated any provisions of The Natural Gas Act or The Natural Gas Policy Act of 1978 or any other Federal or State law or any of the regulations thereunder (including those of the respective Conservation Commissions and Land Offices of the various jurisdictions having authority over the BB Properties) with respect to the BB Properties which would have a Material Adverse Effect, and the Company, the Subsidiaries and the Partnerships have made all necessary rate filings, certificate applications, well category filings, interim collection filings and notices, and any other filings or certifications, and have received all necessary regulatory authorizations (including without limitation necessary authorizations, if any, with respect to any processing arrangements conducted by any one of them or others respecting any BB Property or production therefrom) required under said laws and regulations with respect to all of the BB Properties or production therefrom so as not to have a Material Adverse Effect. Such material rate filings, certificate applications, well category filings, interim collection filings and notices, and other filings and certifications contain no untrue statements of material facts nor do they omit any statements of material facts necessary in such filings.

            SECTION 4.18.  ENVIRONMENTAL MATTERS.  Except as
would not cause a Material Adverse Effect (whether individually or in the aggregate) and except as disclosed in
Schedule 4.18:

            (a) Neither any Property of the Company, its Subsidiaries or the Partnerships nor the operations conducted thereon violate any Environmental Laws or order of any court or Governmental Authority with respect to Environmental Laws;

            (b) Without limitation of clause (a) above, no Property of the Company, its Subsidiaries or the Partnerships nor the operations currently conducted thereon or by any prior owner or operators of such

      Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority with respect to Environmental Laws or to any remedial obligations under Environmental Laws;

            (c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Company, its Subsidiaries and the Partnerships, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed;

            (d) All hazardous substances generated at any and all Property of the Company, its Subsidiaries and the Partnerships have in the past been transported, treated and disposed of only by carriers maintaining valid permits under RCRA and any other Environmental Law and only at treatment, storage and disposal facilities maintaining valid permits under RCRA and any other Environmental Law;

            (e) The Company, its Subsidiaries and the Partnerships have taken all reasonable steps to determine and have determined that no hazardous substances or solid waste have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of the Company, its Subsidiaries or the Partnerships except in compliance with Environmental Laws; and

            (f) The Company, its Subsidiaries and the Partnerships have no material contingent liability in connection with any release or threatened release of any hazardous substance or solid waste into the environment.

            SECTION 4.19. NON-GUARANTOR SUBSIDIARIES. The total assets of all the Non-Guarantor Subsidiaries valued at book value does not exceed in the aggregate the lesser of (a) $3,000,000 or (b) three percent (3%) of the consolidated net worth of the Company, as reflected in the Company's most recent financial statements delivered to the Banks.

                                   ARTICLE V

                                   COVENANTS

            The Company agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note or any Letter of Credit Liability remains unpaid:

            SECTION 5.01. INFORMATION. The Company will deliver to each of the
Banks:

            (a) as soon as available and in any event within 95 days after the end of each fiscal year, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Arthur Andersen & Co. or other independent public accountants of nationally recognized standing;

            (b) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Company;

            (c) Unless no longer required or waived pursuant to the applicable Partnership Agreement, as soon as available and in any event within 95 days after the end of each fiscal year of a Partnership, the respective statements of operations, partners' equity and cash flows of each such Partnership for such year and the related balance sheets as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, if one was performed as of December 31, 1993 for Partnerships then in existence and if one is required by the Partnership Agreement for those Partnerships formed subsequently, which opinion shall state that said financial statements present fairly, in all material respects, the respective financial position and results of operations of such Partnership as at the end of, and for, such fiscal year;

            (d) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections
      5.19 and 5.20 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which it is taking or proposes to take with respect thereto;

            (e) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (d) above;

            (f) within five days after any officer of the Company or the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth the details thereof and the action which it is taking or proposes to take with respect thereto;

            (g) as soon as available after the end of each quarterly period of each fiscal year of the Company, copies of all financial statements, reports and proxy statements mailed to the shareholders of the Company and to the partners of any Partnership generally;

            (h) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the Securities and Exchange Commission;

            (i) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice;
      (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take;

            (j) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Company detailing all assets of the Company, its Subsidiaries and the Partnerships which are subject to Liens (other than (i) Liens created by the Security Instruments and (ii) Excepted Liens) securing Debt or other obligations, and in the case of Oil and Gas Properties, setting forth the Value thereof as reflected in the most recent Reserve Report;

            (k) simultaneously with the delivery of the Reserve Reports pursuant to Section 5.04, a list of all Persons disbursing proceeds to the Company, any Subsidiary or any Partnership from the sale of the oil, gas and minerals produced from the Mortgaged Property;

            (l) promptly after the Company knows of any event or condition having a Material Adverse Effect, a notice of such event or condition describing the same in reasonable detail;

            (m) prior to January 31 of each year, projections of the Company's consolidated operations and annual budget for that year setting forth in reasonable detail all major assumptions used in preparing such projections and budget;

            (n) simultaneously with the delivery to registered holders of Subordinated Debt, any notices, reports or statements required by the Subordinated Debt Purchase Agreements to be delivered to such registered holders of Subordinated Debt, but only if such notices, reports or statements are in addition to those notices, reports or statements required by this Section 5.01 to be delivered by the Company to each of the Banks;

            (o) promptly, notice of all legal or arbitral proceedings, and of all proceedings before any Governmental Authority affecting the Company, any Subsidiary or any Partnership except proceedings which, if adversely determined, would not have a Material Adverse Effect;

            (p) within thirty days after the Effective Date, opinions of local counsel of Arkansas, Colorado, Kansas, Louisiana, Mississippi, Montana, New Mexico, Oklahoma, Texas, Utah, each substantially similar in form and substance to the respective form of local counsel opinion set forth in the exhibits to the Original Credit Agreement and otherwise in form and substance satisfactory to the Agent;

            (q) within thirty days after the Effective Date, a certificate of an officer of the Company, stating that each of the Security Amendments (if appropriate under applicable law) has been duly filed under the laws of each State in which the Mortgaged Properties described in Exhibit A to such Security Instrument are situated; and

            (r) from time to time such other information regarding the business, affairs or financial condition of the Company, any of the Subsidiaries or any Partnership as any Bank or the Agent may reasonably request.

            SECTION 5.02.  CORPORATE EXISTENCE, ETC.

            (a) Except as otherwise allowed by Section 5.15, the Company will, and will cause each Subsidiary (except those Acquisition Subsidiaries, Bridge Subsidiaries and Debt Subsidiaries that do not own any BB Properties) and each Partnership to: preserve and maintain its corporate or partnership existence and all of its material rights, privileges and franchises; comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements could have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; permit representatives of any Bank or the Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, petroleum engineers and independent petroleum consultants and public accountants, all to the extent reasonably requested by such Bank or the Agent (as the case may be); and keep insured by financially sound and reputable insurers all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

            (b) The Company will at its own expense do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency in accordance with good industry practices all of the Oil and Gas Properties owned by the Company, any Subsidiary (except those Acquisition Subsidiaries, Bridge Subsidiaries and Debt Subsidiaries that do not own any BB Properties) and any Partnership including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of the Oil and Gas Properties owned by the Company, any Subsidiary (except those Acquisition Subsidiaries, Bridge Subsidiaries and Debt Subsidiaries that do not own any BB Properties) and any Partnership will be fully preserved and maintained, except to the extent a portion of such Oil and Gas Properties is no longer capable of producing

Hydrocarbons in economically reasonable amounts. The Company will promptly pay and discharge or cause to be paid and discharged all delay rentals, royalties, expenses and indebtedness accruing under, and perform or cause to be performed each and every act, matter or thing required by, each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting the Company's, a Subsidiary's (except those Acquisition Subsidiaries, Bridge Subsidiaries and Debt Subsidiaries that do not own any BB Properties) or a Partnership's interests in their Oil and Gas Properties and will do all other things necessary to keep unimpaired the Company's, a Subsidiary's (except those Acquisition Subsidiaries, Bridge Subsidiaries and Debt Subsidiaries that do not own any BB Properties) or a Partnership's rights with respect thereto and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of such Oil and Gas Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts. The Company will operate the Oil and Gas Properties owned by the Company, any Subsidiary (except those Acquisition Subsidiaries, Bridge Subsidiaries and Debt Subsidiaries that do not own any BB Properties) and any Partnership or cause such Oil and Gas Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

            SECTION 5.03. PERFORMANCE OF PARTNERSHIP AGREEMENTS. The Company will and will cause each Subsidiary (other than Bridge Subsidiaries) to perform and observe in all material respects each of the provisions of the Partnership Agreements to which it is a party on its part to be performed or observed prior to the termination thereof, where such performance or observance has not been waived pursuant to the applicable Partnership Agreement, unless and to the extent only that the same shall be contested in good faith by appropriate action by or on behalf of the Company or such Subsidiary.

            SECTION 5.04.  RESERVE REPORTS.

            (a) By February 15 of each year commencing February 15, 1995, the Company will furnish to the Banks reports in form and substance reasonably satisfactory to the Banks prepared by Williamson Petroleum Consultants, Inc., Forrest A. Garb & Associates, Inc., and Netherland, Sewell & Associates, Inc. or any of them or independent petroleum consultants acceptable to the Banks, which report shall evaluate the oil and gas Property of the Company, the Subsidiaries (except those Bridge Subsidiaries, Acquisition Subsidiaries and Debt Subsidiaries that do not hold any BB Properties) and the Partnerships as of the immediately
                                      -49-

preceding December 31 or January 1 and which shall, together with any other information reasonably requested by the Banks, set forth the proven producing and proven non-producing oil and gas reserves attributable to such Property together with a projection of the rate of production and future net income with respect thereto as of such date.

            (b) Unless waived by the Required Banks, by August 1 of each year commencing August 1, 1995, the Company will furnish to the Banks reports in form and substance reasonably satisfactory to the Banks which may be prepared by Williamson Petroleum Consultants, Inc., Forrest A. Garb & Associates, Inc., and Netherland, Sewell & Associates, Inc. or any of them or independent petroleum consultants acceptable to the Banks or by or under the supervision of a petroleum engineer who may be an employee of the Company, certified by the chief engineer of the Company as to its truth and accuracy, and audited by independent petroleum consultants acceptable to the Banks, which shall further evaluate the Property evaluated in the immediately preceding Reserve Report, and which shall, together with any other information reasonably requested by the Banks, set forth the proven producing and the proven non-producing oil and gas reserves attributable to such Property as of the immediately preceding June 30, together with a projection of the rate of production and net income with respect thereto as of such date.

            (c) In addition to the delivery of reports required in subsections
(a) and (b) above, from time to time, the Company will, at its election or if so requested in writing by the Required Banks (but not more frequently than once each year), furnish to the Banks within 30 days of such election or request reports in form and substance reasonably satisfactory to the Banks which may be prepared by Williamson Petroleum Consultants, Inc., Forrest A. Garb & Associates, Inc., and Netherland, Sewell & Associates, Inc. or any of them or independent petroleum consultants acceptable to the Banks or (in the case of such a report at the election of the Company or otherwise with the written consent of the Required Banks) by or under the supervision of a petroleum engineer who may be an employee of the Company and certified by the chief engineer of the Company as to its truth and accuracy, which shall further evaluate the Property evaluated in the immediately preceding Reserve Report, and which shall, together with any other information reasonably requested by the Banks, set forth the proven producing and the proven non-producing oil and gas reserves attributable to such Property as of the date of such election or request, together with a projection of the rate of production and net income with respect thereto as of such date.

                                      -50-

            (d) With the delivery of the reports required in subsections (a),
(b) and (c) above, the Company shall provide to the Banks a schedule comparing the net revenue interest of each well or lease as reflected in the Security Instruments (if actually reflected therein) after giving effect to all encumbrances listed therein to the net revenue interests as reflected in such report, along with an explanation as to any material discrepancies between the two net revenue interest disclosures, and a list of the Properties added to and deleted from the immediately prior Reserve Report.

            SECTION 5.05.  TITLE INFORMATION.

            (a) By February 15 and August 1 of each year, in respect of any new BB Properties being added to the Borrowing Base for such period the Company will deliver acquisition summaries, title opinions and due diligence reports prepared in connection with the acquisition and the financing of the acquisition of such property prepared for the Company or the Person financing such acquisition and such additional title information in form and substance acceptable to the Banks as is requested so that the Banks shall have received, together with the title information previously received by the Banks, satisfactory title information covering Property representing eighty percent (80%) of the Value of such new BB Properties as set forth in such Reserve Report, as such Value is set forth therein.

            (b) The Company shall cure any title defects or exceptions which are not Excepted Liens raised by any title information, within 90 days after a request by the Required Banks to cure such defects or exceptions.

            (c) If the Company is unable to cure any title defects requested by the Required Banks to be cured within the 90-day period or the Company does not comply with the requirements to provide acceptable title information covering eighty percent (80%) of the present worth of such new BB Properties evaluated in the most recent Reserve Reports, such default shall not be a Default, but instead the Banks shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time is not a waiver as to future exercise of the remedy by the Banks. To the extent that the Banks are not satisfied with a title to any Property after the time period in Section 5.05(b) has elapsed, the Agent shall, if so requested by the Required Banks, send a notice to the Company that the then outstanding Borrowing Base shall be reduced by an amount equal to the loan value attributed to such unacceptable Property by the Banks in the latest Borrowing Base. This

                                      -51-

new Borrowing Base shall become effective upon receipt of such notice.

            SECTION 5.06. COLLATERAL SECURITY. (a) At any time the Company or a Subsidiary acquires a new Subsidiary or Partnership, or the Company or any Subsidiary acquires additional Oil and Gas Properties with an aggregate value over $200,000, except for Property subject to nonrecourse financing arrangements allowed by Sections 5.08 (b), (c) and (j), the Company will, or will cause its Subsidiary to, (i) so notify the Banks and (ii) promptly (but only if so requested by the Required Banks) grant to the Banks a first and prior Lien (subject only to Excepted Liens) on its interest in the cash flow and distribution from the Partnership in the case of a new Partnership, and on the Oil and Gas Property in the case of Oil and Gas Property which is acquired and still owned by the Company or a Subsidiary. Neither the Company nor any Subsidiary will need to grant to the Banks a Lien on any Property subject to a net profits interest that is an Excepted Lien. The Liens will be created and perfected pursuant to Security Instruments in form and substance satisfactory to the Required Banks in sufficient executed and acknowledged counterparts for recording purposes. This Section shall not be construed to allow any action otherwise prohibited by any other section of this Agreement.

            (b) On or before September 30, 1995 and at all times thereafter, the aggregate Value of the Properties on which the Banks have valid first and prior mortgage liens shall be at least 80% of the aggregate Value of the Mortgaged Properties.

            SECTION 5.07. FURTHER ASSURANCES. The Company will and will cause each Subsidiary and each Partnership to promptly cure any defects in the creation and issuance of the Notes and the execution and delivery of the Financing Documents. The Company at its expense will promptly execute and deliver to the Agent upon request all such other and further documents, agreements and instruments or cause any Subsidiary or any Partnership to take such action in compliance with or accomplishment of the covenants and agreements of the Company, any Subsidiary or any Partnership in the Financing Documents, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in the Financing Documents, or to more fully state the obligations set out herein or in any of the Financing Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith.
                                      -52-

            SECTION 5.08. DEBT. None of the Company, any Subsidiary or any Partnership will incur, create, assume or suffer to exist any Debt, except:

            (a)  Debt under the Financing Documents;

            (b) Until such date when the Banks shall have valid first and prior liens pursuant to Security Instruments on the Properties held by Axcon Corp., loans outstanding on the date of this Agreement in respect of Bridge Debt which are reflected in the Financial Statements or are disclosed to the Banks in Schedule 4.07;

            (c) Debt of an Acquisition Subsidiary or a Debt Subsidiary for which the Company, the other Subsidiaries and the Partnerships and their respective Properties are not liable directly, contingently or otherwise (except as allowed under subsection (g)) on terms and conditions not materially different from Debt Arrangements existing on the date of this Agreement or reasonably acceptable to the Banks and all renewals and extensions in connection therewith;

            (d) Debt of the Company and its Subsidiaries or Partnerships existing on the date of this Agreement which is reflected in the Financial Statements or is disclosed to the Banks in Schedule 4.07 or Schedule III(a), but not any renewals and extensions thereof;

            (e) Debt created under leases which, in accordance with generally accepted accounting principles in effect on the date of this Agreement, have been recorded or should have been recorded on the books of the Company or its Subsidiary or any Partnership as capital leases, in an aggregate amount not to exceed $3,000,000;

            (f) 95% of the total outstanding accounts payable (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business and which are not in excess of 61 days past the invoice or billing date, or, if greater than 61 days, are being contested in good faith by the Company or a Subsidiary or Partnership, as the case may be, and against which the Company has established adequate reserves, and the remaining 5% of such accounts payable may be outstanding for longer periods provided the Company has established adequate reserves;

            (g) Debt of a Debt Subsidiary or Partnership owing to the Company or to any of the Banks provided that such Debt in combination with advances permitted
                                      -53-

      by Section 5.10(k) will not exceed $5,000,000 in the aggregate, provided the total outstanding Debt of any such Partnership to such Bank or Banks shall not exceed the amount allowed pursuant to its Partnership Agreement. The Company will obtain prior approval from the Required Banks before the creation of any such Debt to any Bank or Banks. The Company will disclose the details of such Debt on a quarterly basis at the time it delivers financial information pursuant to Section 5.01(a) and (b);

            (h) Debt resulting from the Company's obligations relating to development and exploratory drilling as described in Schedule 5.08, in an aggregate amount not to exceed at any time the lesser of (A) $4,000,000 and (B) the sum of available cash and amounts available to be borrowed hereunder at such time;

            (i) other Debt, not described above, which in the aggregate for the Company and its Subsidiaries does not exceed $250,000 at any one time outstanding; and

            (j) Debt arising from the Company's obligations under the Reserved LC Agreements.

            SECTION 5.09. LIENS. None of the Company, any Subsidiary or any Partnership will create, incur, assume or suffer to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

            (a) Liens created by the Security Instruments and Liens securing indebtedness under the Original Credit Agreement;

            (b)  Excepted Liens;

            (c) Liens securing Debt permitted by section 5.08(c) provided such Liens cover only Property or the capital stock of the Acquisition Subsidiary or Debt Subsidiary liable for such Debt;

            (d) Liens existing on Property owned by the Company or any Subsidiary or any Partnership on the date of this Agreement which have been disclosed to the Banks in Schedule 4.07, and any renewals and extensions thereof;

            (e)  Liens securing Debt permitted by Section
      5.08(e), but covering only the Property subject to such leases;
                                      -54-

            (f) Liens on Property of a Debt Subsidiary or Partnership securing Debt of such Debt Subsidiaries or Partnerships permitted by Section 5.08(h);

            (g) Liens on Bridge Assets and/or capital stock of a Bridge Subsidiary securing related Bridge Debt; and

            (h) Liens on cash and cash equivalents securing Derivatives Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $3,000,000.

            SECTION 5.10. INVESTMENTS, LOANS AND ADVANCES. None of the Company, any Subsidiary or any Partnership will make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to:

            (a) investments, loans or advances the material details of which have been set forth in the Financial Statements or are disclosed to the Banks in Schedule 4.07;

            (b) investments in additional oil and gas Properties in the ordinary course of its business, including additional investments in the Company's APPL Programs interests;

            (c) investments in obligations of the United States of America or any agency thereof (either directly or through investments in investment funds holding only such obligations);

            (d) investments in certificates of deposit of maturities less than one year, issued by commercial banks in the United States having capital and surplus in excess of $50,000,000;

            (e) investments in commercial paper of maturities less than one year if at the time of purchase such paper is rated in either of the two highest rating categories of Standard & Poor's Corporation, Moody's Investors Service, Inc., or any other rating agency satisfactory to the Agent;

            (f) routine loans or advances to employees made in the ordinary course of business not to exceed the aggregate amount, for the Company and all Subsidiaries and Partnerships combined, of $200,000 at any one time outstanding and loans to employees to purchase common stock of the Company not to exceed the aggregate amount, for the Company and all Subsidiaries and
                                      -55-

      Partnerships combined, of $750,000 at any one time outstanding;

            (g) investments in or advances to Partnerships required by the terms of the Partnership Agreements and investments in Ancon Partnership Ltd. pursuant to the Company's right to acquire interests therein in connection with additional properties contributed to, or acquired by, such limited partnership;

            (h) investments, loans or advances to Subsidiaries allowed pursuant to Section 5.21;

            (i) investment of funds of investors in Partnerships which have not yet been fully funded held in trust by the Company in accordance with instructions from such investors;

            (j) down payments not to exceed the aggregate amount, for the Company and all Subsidiaries and Partnerships combined, of $5,000,000 for the purchase of Oil and Gas Properties made by any Acquisition Subsidiary with the proceeds of Debt allowed by Section 5.08(c) as well as the payment of interest (provided that the maximum amount of interest that may be paid for the benefit of any Acquisition Subsidiary by the Company, the other Subsidiaries and the Partnerships in the aggregate may not exceed an amount equal to the interest accrued by such Acquisition Subsidiary on its Debt allowed by Section 5.08(c) for the first six months after the initial funding of such Debt) and related fees to the extent the Acquisition Subsidiary is unable to pay such fees out of its own funds;

            (k) advances to Partnerships or Debt Subsidiaries made by the Company provided that such advances in combination with Debt permitted by
      Section 5.08(g) will not exceed $5,000,000 in the aggregate. The Company will disclose the details of such advances on a quarterly basis at the time it delivers financial information pursuant to Section 5.01;

            (l) investments in addition to proceeds of Bridge Debt in Bridge Subsidiaries in conjunction with the incurrence of Bridge Debt not to exceed at any time $250,000 in aggregate unrecovered amount; and

            (m) other investments not to exceed $250,000 outstanding in the aggregate at any one time.

            SECTION 5.11. DIVIDENDS, DISTRIBUTIONS AND REDEMPTIONS. The Company will not declare or pay any dividend, purchase, redeem or otherwise acquire for value
                                      -56-

any of its stock now or hereafter outstanding, return any capital to its stockholders, or make any distribution of its assets to its stockholders as such, or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Company, except that the Company may, provided no Default has occurred and is continuing and such action or payment shall not cause a Default, (i) declare and deliver stock dividends, (ii) redeem stock with the proceeds received from the issue of new shares, (iii) pay regular quarterly dividends on the Convertible Preferred Stock, (iv) purchase equity securities of the Company in connection with any employee stock ownership, stock option or other benefit plan not to exceed in any fiscal year 12% of base compensation paid to eligible employees of the Company for such year, (v) pay cash dividends to its holders of common stock equal to 5% of the market value, provided that during any fiscal quarter of the Company the dividends paid do not exceed consolidated net income of the Company for such fiscal quarter less preferred dividends paid during such fiscal quarter and (vi) cancel up to 3,000,000 warrants in consideration of reducing the exercise price on the remaining warrants outstanding.

            SECTION 5.12. SALES AND LEASEBACKS. None of the Company, any Subsidiary or any Partnership will enter into any arrangement, directly or indirectly, with any Person whereby the Company or any Subsidiary or any Partnership shall sell or transfer any Property, whether now owned or hereafter acquired, and whereby the Company or any Subsidiary or any Partnership shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which the Company or any subsidiary or any Partnership intends to use for substantially the same purpose or purposes as the Property sold or transferred; PROVIDED, HOWEVER, the Company may enter into sale and leaseback arrangements for equipment not related to the Oil and Gas Properties in amounts not to exceed $3,000,000 in the aggregate.

            SECTION 5.13.  NATURE OF BUSINESS.  None of the
Company, any Subsidiary or any Partnership will permit any material change to be made in the character of its business as carried on at the date hereof.

            SECTION 5.14. LIMITATION ON LEASES. None of the Company, any Subsidiary (except those Bridge Subsidiaries, Acquisition Subsidiaries and Debt Subsidiaries that do not own any BB Properties) or any Partnership will create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal), under leases or lease agreements (other than leases or lease agreements which constitute Debt or oil and gas leases or leases of oil field equipment under leases that may be terminated at will by the lessee with no more than one month's notice) which would cause the aggregate amount of all payments made by the Company and its Subsidiaries or Partnerships (determined on a consolidated basis) pursuant to such leases or lease agreements to exceed $6,000,000 in any period of twelve consecutive calendar months.

            SECTION 5.15. MERGERS, ETC. The Company will not merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Properties (whether now owned or hereafter acquired) to any Person, or permit any Subsidiary or any Partnership to do so, except that (i) Wholly-Owned Subsidiaries, other than Acquisition Subsidiaries or Bridge Subsidiaries with outstanding Debt and Debt Subsidiaries, may merge with each other or with the Company, (ii) an Acquisition Subsidiary or Bridge Subsidiary may merge with a non-affiliated corporation to acquire Hydrocarbon Interests, (iii) an Acquisition Subsidiary or Bridge Subsidiary may sell, assign, lease or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Properties (whether now owned or hereafter acquired) to any Person, (iv) the Company may sell or assign directly owned Oil and Gas Properties that are not BB Properties, and (v) the Company may issue or sell net profits interests in directly owned Oil and Gas Properties, provided such net profits interests have been approved as an Excepted Lien by the Banks.

            SECTION 5.16. ERISA COMPLIANCE. The Company will not at any time permit any Plan maintained by it or any Subsidiary or any Partnership to:

            (a) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Code;

            (b) incur any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA;

            (c) terminate any such Plan in a manner which could result in the imposition of a Lien on the Property of the Company or any Subsidiary or any Partnership pursuant to Section 4068 of ERISA; or

            (d) contribute to or assume an obligation to contribute to, or permit any member of the ERISA Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan.

            SECTION 5.17. SALE OR DISCOUNT OF RECEIVABLES. None of the Company, any Subsidiary or any Partnership will, except to minimize losses on bona fide debts previously contracted, discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable.

            SECTION 5.18. SALE OF BB PROPERTIES. None of the Company, any Subsidiary or any Partnership will sell or otherwise transfer any BB Property (except as provided in the next sentence) unless the Borrowing Base is reduced by an amount to be agreed upon by the Banks, in their sole discretion, and the Loans or Letter of Credit Liabilities prepaid in accordance with Section 2.10, if necessary. Without immediately reducing the Borrowing Base, the Company, any Subsidiary or any Partnership may sell or otherwise transfer BB Properties during any six-month period between regularly scheduled Borrowing Base redetermination dates not exceeding $1,500,000 in the aggregate for the Company, the Subsidiaries and the Partnerships combined based on values contained in the latest Reserve Report. The Company shall report all such sales or transfers allowed by the immediately preceding sentence to the Banks at the time it provides the Reserve Reports to the Banks.

            SECTION 5.19. NET WORTH. The Company will not permit its consolidated net worth to be less than $65,000,000 less Writedowns plus fifty percent (50%) of any equity issuances. "Writedowns" shall mean non-cash charges taken to consolidated income from operations and retained earnings in connection with the Company's Properties (i) between December 31, 1993 and June 30, 1994 not to exceed $6,764,000 and (ii) after June 30, 1994 in connection with Financial Accounting Standards Board Exposure Draft on Accounting for Long-Lived Assets and the Statement of Financial Accounting Standards adopted in connection therewith, and (iii) other non-cash charges not to exceed $20,000,000 incurred between September 30, 1994 and July 1, 1995 related to impairments of oil and gas properties in connection with divestitures thereof and restructuring costs in respect to office space and facilities in connection with liquidation or consolidation of the Partnerships; as used in this Section, "consolidated net worth" means the sum of preferred stock (if any), par value of common stock, capital in excess of par value of common stock, and retained earnings less treasury stock (if any), less goodwill, cost in excess of net assets acquired and all other assets as are properly classified as intangible assets, all determined on a consolidated basis.

            SECTION 5.20. RATIO OF CASH FLOW TO FIXED CHARGES. The Company will not permit its ratio of (i) consolidated cash flow plus interest expense plus capitalized interest costs for the immediately prior four fiscal quarters of the Company to (ii) consolidated current maturities to be less than 1.5 to 1 at any time. As used in this Section, "consolidated cash flow" means net income after taxes but before dividends on preferred stock (excluding non-cash income), plus depreciation, depletion and amortization and non-cash losses including, but not limited to, restructuring costs not to exceed $10,000,000 in respect of office space and facilities in connection with liquidation or consolidation of the Partnerships incurred between September 30, 1994 and July 1, 1995 and cash amounts received by the Company and its Subsidiaries as capital contributions, all as determined on a consolidated basis (excluding consolidated cash flow of Bridge Subsidiaries and Debt Subsidiaries). As used in this Section, "current maturities" means the sum of (i) that portion of the Debt of the Company and its Consolidated Subsidiaries that will become due and payable by its scheduled maturity during the next twelve-month period from the time such calculation is being made plus (ii) the dividends on any preferred stock of the Company that will become due during the next twelve-month period from the time such calculation is being made plus (iii) interest expense and capitalized interest costs for the immediately prior four fiscal quarters of the Company (excluding Debt of Debt Subsidiaries and Bridge Subsidiaries).

            SECTION 5.21. SUBSIDIARIES. The Company will not organize any new Subsidiary in addition to the ones described on Schedule 4.09(a) other than (i) for the purpose of acquiring Oil and Gas Properties utilizing the facilities as approved by the Banks in writing (an "Acquisition Subsidiary"), (ii) for the purpose of acquiring Oil and Gas Properties with the proceeds of non-recourse debt issued by such Subsidiary upon terms of the Debt not materially different from such Debt Arrangements existing on the date of this Agreement and acceptable to the Banks ("Debt Subsidiaries") or (iii) for the purpose of acquiring assets with the proceeds of Bridge Debt. The Company will not loan, advance or invest any more than $50,000 in the aggregate in any Acquisition Subsidiary or Debt Subsidiary or more than $500,000 in the aggregate in all Acquisition Subsidiaries and Debt Subsidiaries except for (w) intercompany advances to pay accounts payable including interest and fees permitted by
Section 5.10(k) in the ordinary course of business, (x) investments in a Debt Subsidiary proportionate to the Company's stock ownership in such Debt Subsidiary in connection with the acquisition of BB Properties, (y) Debt permitted by Section 5.08(g) and advances permitted by Section 5.10(k) and (z) equity contributions to each Acquisition Subsidiary of up to 30% of the acquisition costs. The Company will not contract or otherwise be obligated to pay the Debts of any Acquisition Subsidiary or Debt Subsidiary, except for (A) intercompany advances to pay accounts payable in the ordinary course of business, (B) investments in a Debt Subsidiary proportionate to the Company's stock ownership in such Debt Subsidiary in connection with the acquisition of BB Properties, (C) Debt allowed by Section 5.08(g) and (D) equity contributions to each Acquisition Subsidiary of up to 30% of the acquisition costs. The Company shall not make the payments permitted by clauses (w), (x), (y), (z), (A), (B),
(C) and (D) above if an Event of Default has occurred and is continuing or such payment would create an Event of Default. Except as permitted by Section 5.09(g), the Company will not sell, assign or transfer or permit any of its Subsidiaries to sell, assign or transfer any stock or other equity in any Subsidiary.

            SECTION 5.22. PARTNERSHIPS. Except in respect of partnership interests constituting Bridge Assets, neither the Company nor any Subsidiary will form or become a partner in any Partnership in addition to the ones described on Schedule 4.09(b) unless each such Partnership does not prohibit the Company or such Subsidiary from granting to the Banks a first-priority Lien on the Company's or such Subsidiary's rights to receive income and distributions from such Partnership and the Company will not sell, assign or transfer or permit any of its Subsidiaries to sell, assign or transfer any partnership interest in the Partnerships.

            SECTION 5.23. ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 5.23, the Company will not cause or permit, or permit any Subsidiary or Partnership to cause or permit, any Property of any such party to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property, and the Company will and will cause each Subsidiary and Partnership to promptly notify the Agent of any existing, pending or threatened (of which the Company has knowledge) action or investigation by any Governmental Authority in connection with any Environmental Laws, except for any such violations or remedial obligations which would not have a Material Adverse Effect (individually or in the aggregate). The Company will and will cause each Subsidiary and Partnership to establish and implement such reasonable procedures as may be necessary to determine and assure that (i) no solid wastes are disposed of on any Property owned by any such party in quantities or locations that would require remedial action under any Environmental Laws, (ii) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA and (iii) no hazardous substance is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment. The Company will not and will not permit any Subsidiary or Partnership to use any Property owned by any such party in a manner which will result in (i) the disposal of any solid waste on or to any such Property in quantities or locations that would require remedial action under any Environmental Laws and which individually or in the aggregate would have a Material Adverse Effect, (ii) a release of a hazardous substance on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA and which individually or in the aggregate would have a Material Adverse Effect or (iii) the release of any hazardous substance on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment. The Company covenants and agrees to keep or cause all Property owned by itself or any Subsidiary or Partnership to be kept free of any hazardous waste or contaminants and to remove the same (or if removal is prohibited by law, to take whatever action is required by law) promptly upon discovery at its sole expense.

            SECTION 5.24. AMENDMENTS OF PARTNERSHIP AGREEMENTS AND DEBT ARRANGEMENTS. The Company will not amend, modify or terminate (or consent to amend, modify or terminate), or permit any of its Subsidiaries to amend, modify, or terminate (or consent to amend, modify or terminate) any Partnership Agreement or Debt Arrangement in any manner which would have a Material Adverse Effect.

            SECTION 5.25. PAYMENT RESTRICTIONS. The Company will not enter into or permit any of its Subsidiaries or the Partnerships to enter into any agreements which would restrict payments from the Subsidiaries or the Partnerships to the Company, directly or indirectly. Notwithstanding the foregoing, (a) Acquisition Subsidiaries and Debt Subsidiaries may enter into such agreements existing on the date of this Agreement entered into by the Acquisition Subsidiaries and Debt Subsidiaries set forth on Schedule 4.07, (b) Partnerships may enter into Partnership Agreements provided that they are no more restrictive than those entered into by the Partnerships set forth on
Schedule 4.09(b) and in existence on the date of this Agreement and (c) a Bridge Subsidiary may enter into such an agreement with the related Bridge Debt lender.

            SECTION 5.26. NON-GUARANTOR SUBSIDIARIES. The Company will not allow the total assets of all of the Non-Guarantor Subsidiaries valued at book value to ever exceed in the aggregate the lesser of (a) $3,000,000 or (b) three percent (3%) of the consolidated net worth of the Company, as reflected in the Company's most recent financial statements delivered to the Banks.

            SECTION 5.27. RESTRICTIONS ON SUBORDINATED DEBT. The Company will not amend any provisions of the Subordinated Debt or the Subordinated Debt Purchase Agreement, without the prior written consent of the Required Banks. The Company will not repay any interest on, or principal of, the Subordinated Debt except for the prepayment amounts expressly set forth in Section 5.4 of each Subordinated Debt Purchase Agreement as originally executed, and will not pay any Subordinated Debt upon the exercise of the purchaser's put option set forth in Section 4.1 of the Subordinated Debt Purchase Agreement except in compliance with Section 10.1(b) of the Subordinated Debt Purchase Agreement after payment in full of the Senior Indebtedness (as defined in the Subordinated Debt Purchase Agreement).

            SECTION 5.28. USE OF PROCEEDS. The proceeds of the Loans made under this Agreement will be used by the Company for its general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U.

            SECTION 5.29. VALUE OF MORTGAGED PROPERTIES. If the aggregate Value of the Mortgaged Properties at any time is less than 80% of the aggregate Value of the BB Properties, the Company shall forthwith notify the Agent. On or before the date falling 30 days after the date on which the Company delivers (or is required to deliver) a Reserve Report indicating the aggregate Value of the Mortgaged Properties has fallen below 80% of the aggregate Value of the BB Properties, the Company shall execute such further Security Instruments as are necessary to ensure that the aggregate Value of the Mortgaged Properties at all times is greater than or equal to 80% of the aggregate Value of the BB Properties except for (A) such Properties as are owned by any Partnership, any Debt Subsidiary or any Acquisition Subsidiary, (B) for so long as the related Debt remains outstanding, Bridge Assets and (C) directly owned Oil and Gas Properties of the Company subject to net profits interest which are Excepted Liens.

            SECTION 5.30. TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Subsidiary or Partnership to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate; PROVIDED, HOWEVER, that the foregoing provisions of this Section shall not prohibit (a) the Company from declaring or paying any lawful dividend so long as, after giving effect thereto, no Default shall have occurred and be continuing, (b) the Company or any Subsidiary or Partnership from making sales to or purchases from any Affiliate and, in connection therewith, extending credit or making payments, or from making payments for services rendered by any Affiliate, if such sales or purchases are made or such services are rendered in the ordinary course of business, including additional purchases of interests in the Company's APPL Programs and on terms and conditions at least as favorable to the Company or such Subsidiary or Partnership as the terms and conditions which would apply in a similar transaction with a Person not an Affiliate, (c) the Company or any Subsidiary or Partnership from making payments of principal, interest and premium on any Debt held by an Affiliate if the terms of such Debt are substantially as favorable to the Company or such Subsidiary or Partnership as the terms which could have been obtained at the time of the creation of such Debt from a lender which was not an Affiliate, (d) the Company or any Subsidiary or Partnership from participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if the Company or such Subsidiary or Partnership participates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Affiliate participates or (e) the Company or any Subsidiary or Partnership from making or permitting to remain outstanding any loans or advances to or investments in any Person specified as unrestricted pursuant to Section 5.10.

                                   ARTICLE VI

                                    DEFAULTS

            SECTION 6.01. EVENTS OF DEFAULT. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

            (a) the Company shall fail to pay when due any principal of any Loan or any Letter of Credit Liability, or shall fail to pay within two days of the due date thereof any interest, any fees or any other amount payable hereunder;

            (b) the Company shall fail to observe or perform any covenant contained in Sections 5.08 to 5.30, inclusive;

            (c) the Company or any Subsidiary shall fail to observe or perform any covenant or agreement contained (i) in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to it by the Agent at the request of any Bank, or
      (ii) in any Security Instrument for 10 days after written notice thereof has been given to it by the Agent at the request of any Bank;

            (d) any representation, warranty, certification or statement made by the Company or any Subsidiary in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document shall prove to have been incorrect in any material respect when made (or deemed made);

            (e) the Company, any Subsidiary (except Bridge Subsidiaries) or any Partnership shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period;

            (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof; PROVIDED, HOWEVER, that it shall not constitute a Default or Event of Default if an event or condition occurs which results in the acceleration of the maturity of any Material Debt of any Bridge Subsidiary or which enables any Person to accelerate the maturity of such Debt of any Bridge Subsidiary;

            (g) the Company, any Subsidiary (except Bridge Subsidiaries) or any Partnership shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

            (h) an involuntary case or other proceeding shall be commenced against the Company, any Subsidiary (except Bridge Subsidiaries) or any Partnership seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company, any Subsidiary (except Bridge Subsidiaries) or any Partnership under the federal bankruptcy laws as now or hereafter in effect;

            (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $250,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $1,000,000;

            (j) a judgment or judgments for the payment of money in excess of $250,000 in the aggregate shall be rendered against the Company, any Subsidiary (except Bridge Subsidiaries) or any Partnership and such judgment or judgments shall continue unsatisfied and unstayed for a period of 30 days;

            (k) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 25% or more of the outstanding shares of common stock of the Company; or, during any period of 12 consecutive calendar months, individuals who were directors of the Company on the first day of such period shall cease to constitute a majority of the board of directors of the Company; or

            (l) the Liens on the Mortgaged Properties shall at any time and for any reason not constitute valid and perfected Liens subject to no prior or equal Liens (other than Liens permitted under Section 5.09);

then, and in every such event, the Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Company terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks holding Notes evidencing more than 50% in aggregate principal amount of the Loans, by notice to the Company declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; PROVIDED that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Company, without any notice to the Company or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

            SECTION 6.02. NOTICE OF DEFAULT. The Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

            SECTION 6.03. CASH COVER. The Company agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Agent upon the instruction of the Banks having more than 50% in aggregate amount of the Commitments (or, if the Commitments shall have been terminated, having more than 50% of the Letter of Credit Liabilities), pay to the Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Agent) equal to the aggregate amount available for drawing under all Letters of Credit then outstanding at such time, PROVIDED that, upon the occurrence of any Event of Default specified in clause (g) or (h) of Section 6.01 with respect to the Company, the Company shall pay such amount forthwith without any notice or demand or any other act by the Agent or any Bank.
                                      -67-

                                  ARTICLE VII

                                   THE AGENT

            SECTION 7.01. APPOINTMENT AND AUTHORIZATION. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Financing Documents as are delegated to the Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.

            SECTION 7.02. AGENT AND AFFILIATES. Morgan Guaranty Trust Company of New York shall have the same rights and powers under the Financing Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Morgan Guaranty Trust Company of New York and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or Affiliate as if it were not the Agent under the Financing Documents.

            SECTION 7.03. ACTION BY AGENT. The obligations of the Agent under the Financing Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in the Financing Documents.

            SECTION 7.04. CONSULTATION WITH EXPERTS. The Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

            SECTION 7.05. LIABILITY OF AGENT. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Financing Documents (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with the Financing Documents or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Company or any Subsidiary; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of the Financing Documents or any other instrument or writing furnished in connection therewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, telecopy or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

            SECTION 7.06. INDEMNIFICATION. Each Bank shall, ratably in accordance with its Commitment, indemnify the Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Company) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee's gross negligence or willful misconduct) that such indemnitee may suffer or incur in connection with any of the Financing Documents or any action taken or omitted by such indemnitee thereunder.

            SECTION 7.07. CREDIT DECISION. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement or any other Financing Document.

            SECTION 7.08. SUCCESSOR AGENT. The Agent may resign at any time by giving notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Agent under the Financing Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Financing Documents. After any retiring Agent's resignation under the Financing Documents as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

            SECTION 7.09.  CO-AGENT.  Nothing in the Financing
Documents shall impose upon the Co-Agent, in such capacity, any liability or obligation whatsoever.

                                  ARTICLE VIII

                            CHANGE IN CIRCUMSTANCES

            SECTION 8.01. BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR UNFAIR. If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing:

            (a) the Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

            (b) Banks having 50% or more of the aggregate amount of the Commitments advise the Agent that the Adjusted London Interbank Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Company and the Banks, whereupon until the Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans or to convert outstanding Domestic Loans into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Domestic Loan on the last day of the then current Interest Period applicable thereto. Unless the Company notifies the Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Domestic Borrowing.

            SECTION 8.02. ILLEGALITY. If on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Company, whereupon until such Bank notifies the Company and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Domestic Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Domestic Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

            SECTION 8.03. INCREASED COST AND REDUCED RETURN. (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or any Letter of Credit or its obligation to make Euro-Dollar Loans or to issue or participate in any Letter of Credit and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank

(with a copy to the Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

            (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

            (c) Each Bank will promptly notify the Company and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

            SECTION 8.04. TAXES. (a) For purposes of this Section 8.04, the following terms have the following meanings:

            "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Company pursuant to this Agreement or under any Note, and all liabilities with respect thereto, EXCLUDING (i) in the case of each Bank and the Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Agent (as the case may be) is
                                      -72-

organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement.

            "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

            (b) Any and all payments by the Company to or for the account of any Bank or the Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; PROVIDED that, if the Company shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Company shall furnish to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

            (c) The Company agrees to indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Agent (as the case may be) makes demand therefor.

            (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Company (but only so long as such Bank remains lawfully able to do so), shall provide the Company with Internal Revenue Service form 1001 or 4224, as

                                      -73-

appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

            (e) For any period with respect to which a Bank has failed to provide the Company with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(b) or (c) with respect to Taxes imposed by the United States; PROVIDED that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

            (f) If the Company is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

             SECTION 8.05. DOMESTIC LOANS SUBSTITUTED FOR AFFECTED EURO-DOLLAR LOANS. If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) or 8.04 with respect to its Euro-Dollar Loans and the Company shall, by at least five Euro-Dollar Business Days prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer apply:

            (a) all Loans which would otherwise be made by such Bank as (or continued or converted into) Euro-Dollar Loans shall be made instead as Domestic Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and
                                      -74-

            (b) after each of its Euro-Dollar Loans has been repaid (or converted to a Domestic Loan), all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Domestic Loans instead.

If such Bank notifies the Company that the circumstances giving rise to such notice no longer apply, the principal amount of each such Domestic Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.

                                   ARTICLE IX

                                 MISCELLANEOUS

            SECTION 9.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, telecopy or similar writing) and shall be given to such party: (x) in the case of the Company or the Agent, at its address, telex or telecopy number set forth on the signature pages hereof, (y) in the case of any Bank, at its address, telex or telecopy number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or telex or telecopy number as such party may hereafter specify for the purpose by notice to the Agent and the Company. Each such notice, request or other communication shall be effective
(i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and telephonic confirmation of receipt thereof is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent or the Issuing Bank under Article II or Article VIII shall not be effective until received.

            SECTION 9.02. NO WAIVERS. No failure or delay by the Agent or any Bank in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                                      -75-

            SECTION 9.03. EXPENSES; INDEMNIFICATION. (a) The Company shall pay
(i) all out-of-pocket expenses of the Agent, including fees and disbursements of special counsel for the Agent, in connection with the preparation of the Financing Documents, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default thereunder or any release pursuant to Section 5.15(b) and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent and each Bank, including fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

            (b) The Company agrees to indemnify the Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of (i) any actual or proposed use of proceeds of Loans hereunder, (ii) the breach by the Company of any covenant in this Agreement or the untruth or inaccuracy of any representation or warranty made by the Company in this Agreement or (iii) a transaction which is (or may be) subject to the provisions of Section 6.01(k); PROVIDED that no Indemnitee shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

            SECTION 9.04. SHARING OF SET-OFFS. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note or Letter of Credit Liability held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note or Letter of Credit Liability held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes and Letter of Credit Liabilities held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes and Letter of Credit Liabilities held by the Banks shall be shared by the Banks pro rata; PROVIDED that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the
                                      -76-

payment of indebtedness of the Company other than its indebtedness hereunder and under the Notes. The Company agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or Letter of Credit Liability, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Company in the amount of such participation.

            SECTION 9.05. AMENDMENTS AND WAIVERS. Any provision of the Financing Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Banks (and, if the rights or duties of the Agent or the Issuing Bank are affected thereby, by it); PROVIDED that no such amendment or waiver shall, unless signed by all the Banks,
(i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or Letter of Credit Liability or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or Letter of Credit Liability or any fees hereunder or for any reduction or termination of any Commitment or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes and Letter of Credit Liabilities, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of the Financing Documents.

            SECTION 9.06. SUCCESSORS AND ASSIGNS. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

            (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Company and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the

                                      -77-

obligations of the Company hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; PROVIDED that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii) or (iv) of Section 9.05 without the consent of the Participant. The Company agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of
Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

            (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all of its rights and obligations under this Agreement and the Notes in respect of a portion of its Commitment or its outstanding Loans or both in an amount not less than $5,000,000, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Company, the Issuing Bank and the Agent; PROVIDED that if an Assignee is a Bank prior to giving effect to such assignment or is an affiliate of such transferor Bank or another Bank, no such consent shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Company shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $2,000. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Company and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

                                      -78-

            (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

            (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.03 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company's prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

            SECTION 9.07. COLLATERAL. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

            SECTION 9.08. GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

            SECTION 9.09. SUBMISSION TO JURISDICTION. The Company hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

            SECTION 9.10. COUNTERPARTS; INTEGRATION. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

            SECTION 9.11. WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
                                      -79-

            SECTION 9.12. INTEREST. It is the intention of the parties hereto that each Bank shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Bank under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Bank notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in the Notes, this Agreement or in any Security Instrument or other agreement entered into in connection with or as security for the Notes, it is agreed as follows:
(i) the aggregate of all consideration which constitutes interest under law applicable to any Bank that is contracted for, taken, reserved, charged or received by such Bank under the Notes, this Agreement or under any of the Security Instruments or otherwise in connection with the Indebtedness shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be cancelled automatically and if theretofore paid shall be credited by such Bank on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have or would thereby be paid in full, refunded by such Bank to the Company); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Bank may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be cancelled automatically by such Bank as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Bank on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Bank to the Company). All sums paid or agreed to be paid to any Bank for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Bank, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Bank on any date shall be computed at the Highest Lawful Rate applicable to such Bank pursuant to this Section 9.12 and
(ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Bank would be less than the amount of interest payable to such Bank computed at the Highest Lawful Rate

                                      -80-

applicable to such Bank, then the amount of interest payable to such Bank in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Bank until the total amount of interest payable to such Bank shall equal the total amount of interest which would have been payable to such Bank if the total amount of interest had been computed without giving effect to this Section.

            To the extent that Article 5069-1.04 of the Texas Revised Civil Statutes is relevant to any Bank for the purpose of determining the Highest Lawful Rate, each such Bank hereby elects to determine the applicable rate ceiling under such Article by the indicated (weekly) rate ceiling from time to time in effect.

            SECTION 9.13. INCONSISTENT PROVISIONS. In the event of any inconsistencies between the representations, warranties, covenants and undertakings of the Company in the Security Instruments and those set out in this Agreement, the relevant provisions of this Agreement shall control.

            SECTION 9.14. DISPOSITION OF PROCEEDS; USE OF PROPERTY. Certain of the Security Instruments contain an assignment to the Agent for the benefit of the Banks by the mortgagor thereunder of all production and all proceeds attributable thereto, which may be produced from and allocated to the Mortgaged Property, and the Security Instruments further provide in general for the application of such proceeds to the satisfaction of the indebtedness described therein and secured thereby. Notwithstanding such assignments contained in such Security Instruments, the Banks agree that until the occurrence of an Event of Default the Agent will not notify the purchasers of such production nor will the Agent take any other action to cause the proceeds of such production to be remitted to the Agent or the Banks, but the Banks will instead permit such proceeds to be paid to the mortgagor until the occurrence of an Event of Default. Further, until the occurrence of an Event of Default, such assignment contained in any Security Instrument shall not, in and of itself, restrict the mortgagor's use of the Mortgaged Property.

                                      -81-

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              AMERICAN EXPLORATION COMPANY

                              By /S/ JOHN M. HOGAN
                                 ---------------------------------------------
                                  Title:  Sr. Vice President and
                                           Chief Financial Officer

                              1331 Lamar, Suite 900
                              Houston, Texas  77010
                              Telecopier No.:  (713) 756-6007

                                      -82-
COMMITMENTS

$35,000,000
                              MORGAN GUARANTY TRUST COMPANY
                                  OF NEW YORK

                              By /S/ VERNON M. FORD, JR.
                                ----------------------------------------------
                                 Title:  Vice President

$35,000,000                   BANK OF MONTREAL, as a Bank and
                                 as a Co-Agent

                              By /S/ ROBERT L. ROBERTS
                                ----------------------------------------------
                                 Title:  Director, U.S. Corporate
                                          Banking

NEW BANK
$20,000,000                   BANQUE PARIBAS

                              By /S/ BART SCHOUEST
                                ----------------------------------------------
                                 Title:  Group Vice President

                              By /S/ PATRICK MILON
                                 ---------------------------------------------
                                 Title:  Regional General Manager
-----------------
Total Commitments

$90,000,000                   MORGAN GUARANTY TRUST COMPANY
                                    OF NEW YORK, as Agent

                              By /S/ VERNON M. FORD, JR.
                                 ---------------------------------------------
                                 Title:

                              60 Wall Street
                              New York, New York 10260-0060
                              Telex number: 177615
                              Telecopy number: (212) 837-5335

                                      -83-